Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

2U, INC.,

EDX INC.,

AND

CIRCUIT SUB LLC,

DATED AS OF JUNE 28, 2021

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF DEFINED TERMS

Term	Section
Accountants	Section 2.4(d)
Actual Closing Schedule	Section 2.4(b)
Adjustment Escrow Amount	Section 2.3(b)
Adjustment Escrow Fund	Section 2.3(b)
Agreement	Preamble
AJCA	Section 3.16(n)
Allocation	Section 6.1(h)
Balance Sheet	Section 3.6(a)(iii)
Balance Sheet Date	Section 3.6(a)(iii)
Base Amount	Section 2.2
Buyer	Preamble
Buyer’s Breach Notice	Section 6.6(e)
Buyer Conversion	Section 6.12(a)
Buyer 401(k) Plan	Section 7.8(c)
Chancery Rules	Section 10.12(e)
Closing	Section 7.1
Closing Date	Section 7.1
COBRA	Section 3.18(i)
Committee	Section 6.12(a)
Company Conversion	Section 5.8
Confidentiality Agreement	Section 5.3(d)
Contribution	Recitals
Contribution Agreement	Recitals
Covenant Breach	Section 6.6(e)
Covenant Dispute	Section 10.12
Covenant Dispute Notice	Section 10.12(c)
Covenant Reports	Section 6.6(b)
Cure Period	Section 10.12(b)
Deal Communications	Section 10.17(d)
Direct Claim Notice	Section 9.4(f)
Educational Agency	Section 3.30(d)
Employee Benefit Plan	Section 3.18(a)
Employee Benefit Plans	Section 3.18(a)
Escrow Agent	Section 2.3(b)
Escrow Agreement	Section 2.3(b)
Escrow Amounts	Section 2.3(b)
Escrow Funds	Section 2.3(b)
Estimated Closing Amount	Section 2.4(a)
Estimated Closing Schedule	Section 2.4(a)
Export Approvals	Section 3.28(a)
Final Closing Amount	Section 2.4(e)
Final Determination	Section 9.8
Final Net Working Capital	Section 2.4(e)
Financial Statements	Section 3.6(a)

INDEX OF DEFINED TERMS

(continued)

Term	Section
Goodwin	Section 10.17(a)
HEA	Section 3.30(a)
Improvements	Section 3.21(c)
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Indemnity Escrow Amount	Section 2.3(b)
Indemnity Escrow Fund	Section 2.3(b)
Indemnity Termination Date	Section 9.12
Insurance Policies	Section 3.17(a)
Leased Real Property	Section 3.21(b)
Membership Interests	Recitals
Mission Dispute	Section 10.12
Net Recoveries	Section 9.5
Nonqualified Deferred Compensation Plan	Section 3.16(n)
Outside Date	Section 8.1(d)
Post-Closing Period	Section 6.8(b)
Pre-Closing Period	Section 5.1(a)
Privacy Dispute	Section 10.12
Privileged Deal Communications	Section 10.17(d)
Protest Date	Section 2.4(c)
Protest Notice	Section 2.4(c)
Public Covenant Report	Section 6.6(b)
Purchase Price	Section 2.2
Real Property	Section 3.21(b)
Real Property Leases	Section 3.11(a)(v)
Reference Date	Section 3.8(a)
Related Party Transaction Terminations	Section 5.7
Releasees	Section 6.3(a)
Releasing Parties	Section 6.3(a)
Remaining Unresolved Indemnity Claim	Section 9.12
Retained Patent	Section 6.14
Seller	Preamble
Seller 401(k) Plan	Section 7.8(c)
Seller Intellectual Property	Section 3.10(c)
Seller Owned Intellectual Property	Section 3.10(c)
Seller Software	Section 3.10(f)
Steering Committee	Section 10.12(c)
Steering Committee Resolution Period	Section 10.12(c)
Systems	Section 3.10(g)
Tail Policies	Section 5.6
Tax Claim	Section 6.1(f)
Third Party Claim	Section 9.4(a)
Top Customer	Section 3.22(b)
Top Institutions	Section 3.22(c)

v

INDEX OF DEFINED TERMS

(continued)

Term	Section
Top Vendor	Section 3.22(a)
Updated Financial Statements	Section 7.2(f)(xviii)
WARN Act	Section 3.19

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2021, is by and among 2U, Inc. a Delaware corporation (“Buyer”), edX Inc., a Massachusetts nonprofit corporation (“Seller”, and where the context dictates, all references to Seller shall also be deemed to include the Company (as defined below), including, for the avoidance of doubt, as of the Contribution and for all purposes thereafter including the Closing), and Circuit Sub LLC, a Delaware limited liability company, and a wholly owned subsidiary of Seller (the “Company”).

RECITALS

A. Pursuant to the Contribution Agreement dated as of the date hereof and attached hereto as Exhibit A (the “Contribution Agreement”), Seller will contribute all of the Contributed Assets to the Company, effective as of immediately prior to the Closing (the “Contribution”).

B. Company is a newly formed, wholly-owned subsidiary of Seller that was formed solely for the purpose of consummating the transactions contemplated herein.

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, free and clear of any and all Liens, 100% of the outstanding membership interests of the Company (the “Membership Interests”).

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means GAAP using the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by Seller in preparing the Balance Sheet.

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Buyer or its Affiliates) that would reasonably be expected to lead to any transaction or series of related transactions involving any: (i) merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction by or involving the Seller that would result in a transfer of the Seller’s Equity Securities; (ii) sale, lease, license, exchange, transfer, acquisition or disposition of any assets of the Seller other than sales of inventory in the ordinary course of business or (iii) any transaction or business combination involving the Seller or its businesses or assets similar to the transactions contemplated hereby or any other transaction that would be inconsistent with the transactions contemplated hereby or any other transaction the closing of which would be inconsistent with or interfere with or prevent or delay transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means, an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Law to close.

“Buyer Indemnified Parties” means, Buyer, the Company and Buyer’s other Affiliates and their respective equity holders, directors, managers, officers, employees, agents and representatives.

“Calculation Time” means as of 12:01 a.m. Eastern Time on the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority), including any extension of, amendment, supplement, correction, revision or similar treatment of any such legislation or guidance.

“Cash” means the aggregate amount of all cash and cash equivalents of the Seller, determined in accordance with the Accounting Principles, (i) including deposits in transit and received but uncleared checks, wires or drafts, in each case, to the extent there has been a reduction of receivables on account therefor (provided that funds are actually received with respect to such deposits in transit, checks, wires or drafts), and (ii) reduced by the amount of any issued but uncleared checks, wires or drafts.

“Closing Cash” means Cash as of the Calculation Time, (i) excluding Cash held outside the U.S. to the extent subject to taxation or limitation in the event such Cash were to be transferred into the U.S., (ii) excluding Cash restricted from use except for a contractually specified purpose or used as collateral for, or otherwise to provide credit support for, any liabilities of any Person under any letter of credit or other Contract, and (iii) excluding Cash that is required to be used for nonprofit purposes pursuant to any grant or award or otherwise. For the avoidance of doubt, “Closing Cash” may be a negative number.

“Closing Deferred Revenue” means Deferred Revenue as of the Calculation Time.

“Closing Indebtedness” means Indebtedness as of the Calculation Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, licenses, commitments, obligations and understandings, in any case whether written or oral, to which the Company is party or by which any of its assets are bound, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Contributed Assets” shall have the meaning set forth in the Contribution Agreement.

“Cost Accounting Standards” means the standards for identifying and allocating costs under government contracts, as required by 41 USC Chapter 15, and 48 CFR Parts 30 and 99, as applicable from time to time.

“Covenant Confidential Information” means any information the public disclosure of which (i) would reasonably be expected to materially adversely effect the Buyer’s business or financial condition; or (ii) is restricted by any confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information that Buyer has with any third party.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Customer” means, with respect to Seller and the Company, member institutions and business-to-business enterprise clients.

“Deferred Revenue” means the consolidated deferred revenue of Seller and the Company, calculated in accordance with the Accounting Principles.

“Disclosure Schedules” means the Disclosure Schedules with respect to the representations and warranties set forth in Article 3 and the covenants set forth in Section 5.1 and Section 5.7 and delivered by Seller and the Company concurrently with the execution and delivery of this Agreement.

“edX and Open edX Trademark License Agreement” means that Trademark License Agreement, by and among the Company as licensor and Seller as licensee, in form attached hereto as Exhibit B.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) worker health or safety (as such relate to exposure to Hazardous Materials), (iii) the Release or threatened Release of, or exposure to, any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material, or (v) recordkeeping, notification, disclosure or any reporting requirements regarding or relating to items (i) through (iv) above; including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300(f) et seq.) and Proposition 65, as amended (California Health and Safety Code Sections 25249.5 et seq.), and any applicable federal, state, local or foreign Law having a similar subject matter.

“Equity Securities” means, (i) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, (ii) other securities directly or indirectly convertible into, or exercisable or exchangeable for, any securities described in clause (i) above, (iii) any options, warrants or rights to directly or indirectly subscribe for or purchase, any securities described in clause (i) or (ii) above, or (iv) any agreement containing profit participation or phantom equity features with respect to any Person that is an entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means the Company, Seller and any predecessor of the Company and Seller and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by the Company and Seller and/or any predecessor of the Company and Seller, under Section 414 of the Code.

“Estimated Closing Deferred Revenue Adjustment” means an amount which is equal to (i) seventy-seven and a half percent (77.5%) multiplied by (ii) Reduced Closing Deferred Revenue set forth on the Estimated Closing Schedule.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts, or worsening of any of the foregoing.

“Excluded Asset” shall have the meaning set forth in the Contribution Agreement.

“Final Closing Deferred Revenue Adjustment” means an amount which is equal to (i) seventy-seven and a half percent (77.5%) multiplied by (ii) Reduced Closing Deferred Revenue as finally determined pursuant to Section 2.4.

“Fraud” means, with respect to a Person, the intentional common law fraud with respect to such Person’s representations or warranties set forth in this Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“Governmental Authority” means any foreign or United States federal, state, provincial, regional, local, or similar governmental or regulatory authority, agency, organization, department commission or administration or any court, tribunal, judicial or arbitral body or department in any jurisdiction.

“Government Approval” means any consent, authorization, approval, Order, license, franchise, Permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Government Contract” means any Contract for which performance is ongoing or to which the Seller has been a party within the past six (6) years between the Seller, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand. Unless otherwise indicated, no task, purchase or delivery order under a Government Contract will constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (iii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure, (iv) radioactive material, including any source, special nuclear, or by product material as defined in 42 U.S.C. § 2011 et seq., (v) asbestos, lead or polychlorinated biphenyls, (vi) microbial matter, biological toxins, mycotoxins, mold or mold spores, (vii) urea formaldehyde foam insulation, (viii) per- or polyfluoroalkyl substances (PFAS) (including, but not limited to perfluorooctane sulfonate (PFOS) or perfluorooctanoic acid (PFOA)), and (ix) any other material, substance, contaminant, chemical or waste that is identified, regulated, or defined as hazardous, acutely hazardous, toxic, a pollutant, or words of similar meaning or import, or for which liability or standards of conduct may be imposed, or which requires or may require investigation, removal or remediation under any applicable Environmental and Safety Requirements.

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Income Taxes” means Taxes imposed on, or with reference to, net income.

“Indebtedness” means, with respect to the Company, exclusively, and notwithstanding anything to the contrary set forth herein, not with respect to Seller, and without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations under swaps, hedges or similar instruments, in each case, to the extent payable if the applicable contract is terminated at Closing, (iv) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Final Net Working Capital), including earn-outs, payments under non-compete agreements and seller notes, (v) all obligations created or arising under any conditional sale or other title retention agreement, (vi) all obligations secured by a Lien, other than Permitted Liens, (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases (determined without giving effect to the adoption of ASC 842), (viii) all obligations in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit to the extent drawn upon and not yet reimbursed (except in the amount of which such obligations have been cash collateralized), (ix) all obligations of any Person which are directly or indirectly guaranteed by the Seller or in respect of which the Seller has otherwise assured an obligee against loss, (x) all obligations or liabilities for accrued and unpaid Taxes of the Company as of the Closing Date (including, for the avoidance of doubt, all such sales, use and similar Taxes), (xi) all accrued interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (x) above, and (xii) an amount equal to all obligations with respect to deferred rent. Notwithstanding the foregoing, “Indebtedness” shall not include (a) any trade payables and other current liabilities arising in the ordinary course of business that are taken into account on a dollar for dollar basis in the computation of Net Working Capital, (b) any amount included in Seller Transaction Expenses, Deferred Revenue or Seller Taxes (other than Taxes described in clause (x) above), (c) any liabilities related to inter-company debt between the Seller and any of its Subsidiaries and any Subsidiary of the Seller and another Subsidiary of the Seller, (d) any letters of credit, performance bonds, banker’s acceptance or similar obligations, to the extent not drawn upon, (e) any bank guarantees, (f) any operating lease obligations (determined without giving effect to the adoption of ASC 842), and (g) any fees, costs or expenses to the extent incurred by, or at the written direction of Buyer related to Buyer or any of its Affiliates’ financing for the transactions contemplated hereby or any other liabilities or obligations incurred by Buyer or any of its Affiliates in connection with the transactions contemplated hereby, (h) customer deposits, and (i) any amounts paid or payable under the Seller’s Retention Bonus Program or the award agreements issued thereunder.

“Institution” means each college, university, for-profit company, and other member and non-member institutions that provide online course content made available by Seller via the www.edx.org website and the companion mobile applications.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces, algorithms and related documentation) (collectively, “Software”), (vi) all other proprietary and intellectual property rights, (vii) the exclusive right to display, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (viii) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“International Trade Laws” means any applicable (a) Sanctions Laws; (b) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (c) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; and (d) export, import and customs laws of other countries in which Seller has conducted and/or currently conducts business.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when referring to the Knowledge of the Company or Seller, or any similar phrase or qualification based on Knowledge of the Company or Seller, (A) the actual knowledge of any of Anant Agarwal, Nell Ma’luf, Peter Brau and Sean Foye, and (B) the knowledge that any such person referenced in clause (A) above would have obtained after making reasonable inquiry with respect to the particular matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, or Order of any Governmental Authority.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Liens” means all liens, security interests, claims, mortgages, pledges, assessments, covenants, burdens, licenses and other encumbrances of every kind.

“Losses” means any and all Liabilities, losses, damages, awards, judgments, royalties, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses (including reasonable fees and expenses of attorneys, accountants and other advisors and experts paid in connection with the investigation, prosecution or defense of, including in respect of enforcement of indemnity rights hereunder), excluding, in all cases, punitive damages and exemplary damages other than punitive or exemplary damages awarded to a third party against any Indemnified Party.

“Material Adverse Effect” means any Event that, individually or in combination with any other Event, has had or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), results of operations, assets or Liabilities of the Seller (on the whole); provided, however that the effects of the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (ii) changes or developments generally affecting the industry in which the Seller operated; (iii) changes directly resulting from any increase in competition in any market in which the Seller operated; (iv) any failure, in and of itself, by the Seller to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clause (iv), the facts or circumstances giving rise or contributing to such failure to meet estimates, predictions, projections or forecasts may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (v) any changes in Law or GAAP or any interpretation thereof; (vi) changes or conditions resulting from acts of war or terrorism; (vii) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated by this Agreement or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; (viii) the taking of any action expressly required by this Agreement or with the prior written consent of Buyer; (ix) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; or (x) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Seller’s compliance therewith; provided, further, however, that clauses (i), (ii), (iii), (v), (vi), (ix) and (x) shall not apply to the extent such Event has had a disproportionate impact on the Seller, compared to other participants in their industry.

“Microbachelors and Micromasters Trademark” means the Trademarks licensed under the Microbachelors and Micromasters License Agreement.

“Microbachelors and Micromasters Trademark License Agreement” means the Trademark License Agreement, by and among the Seller as licensor and Buyer as licensee, in form attached hereto as Exhibit C.

“Net Working Capital” means the difference as of the Calculation Time between (i) all current assets of the Seller and the Company determined in accordance with the Accounting Principles, and (ii) all current liabilities of the Seller and the Company determined in accordance with the Accounting Principles, in each case excluding any assets or liabilities with respect to Cash, Indebtedness, Seller Transaction Expenses, Deferred Revenue or Taxes. An example schedule of Net Working Capital calculated assuming the Closing occurred on May 31, 2021 is set forth on Schedule 1.1(a) hereto.

“Net Working Capital Target” means $5,000,000.

“Order” means any order, judgment, ruling, injunction, award, settlement, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Party” means any party to this Agreement.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Payoff Indebtedness” means Closing Indebtedness of the type described in any of clauses (i) through (iii) of the definition of Indebtedness.

“Permits” means permits, licenses, registrations, qualifications, approvals, clearances, certificates, waivers, consents, exemptions, variances and authorizations by or of Governmental Authorities and any certification or accreditations by any certifying or accrediting body.

“Permitted Lien” means (a) Liens for Taxes or other governmental charges (i) that are not yet due and payable or (ii) that are being contested in good faith and for which adequate reserves have been made on the Financial Statements with respect thereto to the extent required by GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ Liens incurred in the ordinary course of business securing amounts that are not past due, (c) easements, covenants and encroachments which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of the Leased Real Property, (d) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Real Property which are not violated, individually or in the aggregate, in any material respect by the current use or operation of the Real Property, (e) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (f) purchase money liens, (g) non-exclusive licenses for Intellectual Property granted to the Seller in the ordinary course of business, (h) liens to secure landlords, lessors or renters under lease or rental agreements, (i) Liens created by or through Buyer or any of Buyer’s Affiliates, agents or representatives upon or after the Closing, and(j) non-exclusive licenses to Seller Owned Intellectual Property granted by Seller in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural person or that, in combination with other reasonably available data, can be used to identify or locate a natural person.

“Platform Software Code License Agreement” means the Platform Software Code License Agreement, by and among the Seller and Buyer, in form attached hereto as Exhibit D.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Privacy and Information Security Requirements” means (a) all applicable Laws governing the Processing of Personal Data and (b) if and as applicable, the Payment Card Industry Data Security Standards.

“Proceeding” means any suit, action, litigation, hearing, inquiry, examination, demand, proceeding, arbitration, mediation, claim, charge, investigation or audit.

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“R&W Insurer” means National Fire & Marine Insurance Company.

“R&W Policy” means that certain representations and warranty policy issued to Buyer by the R&W Insurer, in the form attached as Exhibit E.

“Reduced Closing Deferred Revenue” means the remainder of (i) Closing Deferred Revenue less (ii) Closing Deferred Revenue that is not subject to revenue share (including, without limitation, memberships, grants, and gifts) determined in accordance with the Accounting Principles. An example schedule of Reduced Closing Deferred Revenue calculated assuming the Closing occurred on May 31, 2021 is set forth on Schedule 1.1(b) hereto.

“Related Party” means Seller, each director, manager or officer of the Company or Seller, each family member of any director, manager or officer of the Company or Seller, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than the Company).

“Related Party Transaction” means any Contract, arrangement or transaction between the Company, on the one hand, and any Related Party, on the other hand.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (currently the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by Governmental Authorities with jurisdiction over Seller (including the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Authority in the jurisdictions in which the Seller operates.

“Sanctions Laws” means all Laws and requirements of any jurisdiction, including the U.S., applicable to Seller or its Affiliates or any Party to this Agreement concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) Executive Order No. 13224 of September 23, 2001 entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) the USA PATRIOT Act of 2001; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar Laws, rules, regulations and requirements enacted, administered or enforced by the U.S., the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority in the jurisdictions in which the Company operates.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons”; (d) located, organized or resident in a Sanctioned Jurisdiction that is the subject or target of Sanctions; (e) which otherwise is, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Authority in the jurisdictions in which Seller operates, the subject or target of any Sanction; (f) with which any party to this Agreement is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws; or (g) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(f).

“Seller Indemnified Parties” means Seller and the equity holders, directors, officers, employees, agents, trustees, statutory members, and representatives of Seller.

“Seller Data” means all data contained in the systems, databases, files or other records of Seller and all other information and data compilations used or owned by Seller in the course of conducting its business, whether or not in electronic form, including but not limited to Personal Data, user account data, and data described in the Seller’s agreements with Customers as “Learner Data”, student, course, or registration data, or similar data, for which in each case the Seller is the owner, controller, service provider or processor.

“Seller Taxes” means any Taxes (i) imposed on Seller for any Taxable period, (ii) imposed on or with respect to the Company or its assets or operations for any Pre-Closing Tax Period, (iii) imposed with respect to the sale of Membership Interests contemplated by this Agreement or in connection with the Contribution, but excluding any Transfer Taxes borne by Buyer pursuant to Section 7.1(e), (iv) of any Person other than the Company imposed on the Company as a result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (v) of any Person for which the Company is or becomes liable as a transferee or successor, by Contract (including any Tax sharing, Tax indemnity, or Tax allocation agreement or any other agreement to indemnify any other Person for Taxes), pursuant to any law, or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date, or (vi) imposed on Buyer as a transferee or successor of Seller.

“Seller Transaction Expenses” means (i) all of the fees, costs and expenses incurred by Seller or the Company in connection with the negotiation, execution, and delivery of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, or in connection with any alternative transactions with respect to the sale of the Company or the business of Seller, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, and all obligations under any engagement letter or other agreement or understanding with The Klein Group, LLC or any other investment bank or broker, in each case only to the extent unpaid and outstanding at the time of Closing, (ii) all payments by Seller or the Company to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document, (iii) any bonus, stay bonus, retention bonus, or change of control, obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement, and all employer side payroll Taxes that are payable or incurred by Seller or the Company in connection with or as a result of the satisfaction of such obligations, in each case to the extent not paid by the Seller or the Company as of the Closing Date (and including all employer side payroll Taxes payable or incurred in connection with or as a result of the satisfaction of such obligations) (excluding in all respects any such amounts paid or payable under the Seller’s Retention Bonus Program or the awards issued thereunder), (iv) all premiums, fees and other costs incurred in connection with obtaining the Tail Policies, (v) all obligations outstanding at the time of Closing with respect to any unfunded or underfunded Employee Benefit Plan, and (vi) all obligations outstanding at the time of Closing with respect to any vacation, bonus, commission, severance, 401(k) or IRA match, deferred compensation or similar compensation earned by, and/or accrued by Seller with respect to, any Service Provider for or with respect to any period or portion of any period ending on or prior to the Closing Date and all employer side payroll Taxes payable or incurred by the Company in connection with or as a result of the payment of such obligations. Notwithstanding the forgoing, Seller Transaction Expenses will not include any amount included in Seller Taxes.

“Service Provider” means each current and former director, manager, officer, employee, independent contractor, consultant or leased employee of Seller.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tax” means any and all national, U.S. federal, state, local, foreign or other income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, escheat or unclaimed property (whether or not considered tax under applicable law), customs, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing.

“Tax Proceeding” means any Proceeding with respect to Taxes or with or against any taxing authority.

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns, or other documents (including any related or supporting schedules) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trademark License Agreements” means each of the edX and Open edX Trademark License Agreement and the Microbachelors and Micromasters Trademark License Agreement.

“Trademarks” mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Document” means this Agreement, the Platform Software Code License Agreement, the Trademark License Agreements, the Escrow Agreement, the Contribution Agreement and the certificates contemplated by Section 7.2(f)(ii) and Section 7.3(e)(ii).

“U.S.” or “United States” means the United States of America.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer all right, title and interest in the Membership Interests, free and clear of any and all Liens, and Buyer hereby agrees to acquire from Seller all right, title and interest in the Membership Interests, free and clear of any and all Liens.

2.2 Purchase Price. The aggregate purchase price for the Membership Interests and the rights and benefits conferred herein (the “Purchase Price”) shall be $800,000,000 (the “Base Amount”), plus or minus, as the case may be, an adjustment amount as determined in accordance with Section 2.4.

2.3 Payments at Closing. Subject to the terms and conditions set forth herein, at the Closing:

(a) Buyer shall pay to the applicable obligees thereof, on behalf of the Company and Seller and for their account, the amount of all Payoff Indebtedness and Seller Transaction Expenses set forth on the Estimated Closing Schedule;

(b) Buyer shall deposit an amount equal to $10,000,000 (the “Adjustment Escrow Amount”) and an amount equal to $13,000,000 (the “Indemnity Escrow Amount”, and together with the Adjustment Escrow Amount, the “Escrow Amounts”) with Acquiom Clearinghouse LLC, as escrow agent (the “Escrow Agent”), and such funds plus all income accrued thereon (respectively, the “Adjustment Escrow Fund” and the “Indemnity Escrow Fund”, and, collectively, the “Escrow Funds”) shall be maintained by Escrow Agent to secure Seller’s obligations under this Agreement and shall be administered and payable in accordance with an escrow agreement by and among Seller, Buyer and the Escrow Agent in the form attached hereto as Exhibit F (the “Escrow Agreement”);] and

(c) Buyer shall pay to Seller an aggregate amount equal to (i) the Estimated Closing Amount, minus (ii) the Escrow Amounts. Such amount shall be paid by wire transfer of immediately available funds to the account or accounts designated in writing by Seller not less than two (2) days prior to the Closing Date.

2.4 Purchase Price Adjustment.

(a) Estimated Closing Amount. At least three (3) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the “Estimated Closing Schedule”) setting forth Seller’s good faith estimate of Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Reduced Closing Deferred Revenue. The

“Estimated Closing Amount” shall be equal to (i) the Base Amount, minus (ii) the amount of Closing Indebtedness set forth on the Estimated Closing Schedule, minus (iii) the amount of Seller Transaction Expenses set forth on the Estimated Closing Schedule, minus (iv) the amount of Estimated Closing Deferred Revenue Adjustment, plus (v) the amount of Closing Cash set forth on the Estimated Closing Schedule, plus (vi) the amount, if any, by which the Net Working Capital set forth on the Estimated Closing Schedule is greater than the Net Working Capital Target, minus (vii) the amount, if any, by which the Net Working Capital set forth on the Estimated Closing Schedule is less than the Net Working Capital Target. Seller and the Company shall provide Buyer and its representatives with reasonable access to the books and records of Seller and shall cause the personnel of Seller to reasonably cooperate with Buyer and its representatives for the purpose of enabling Buyer to review Seller’s determination of all amounts and estimates in the Estimated Closing Schedule and each component thereof, and such amounts shall be adjusted in response to any reasonable comments of Buyer provided prior to the Closing.

(b) Actual Closing Schedule. On or before the date that is sixty (60) days following the Closing Date, Buyer or its representatives shall prepare a schedule setting forth its determination of Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Reduced Closing Deferred Revenue (the “Actual Closing Schedule”) and shall deliver the Actual Closing Schedule to Seller. Net Working Capital and Closing Cash shall be determined disregarding any effects on the assets and liabilities of Seller of (i) purchase accounting adjustments arising from or resulting as a consequence of the consummation of the transactions contemplated hereby or (ii) any cash or cash equivalents contributed to the Company by Buyer or any of its Affiliates on the Closing Date.

(c) Protest Notice. Prior to the date which is thirty (30) days after Buyer’s delivery of the Actual Closing Schedule (the “Protest Date”), Seller may deliver written notice to Buyer (the “Protest Notice”) setting forth any objections which Seller may have to the Actual Closing Schedule. The sole permissible grounds for objection shall be that Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and/or Reduced Closing Deferred Revenue was not calculated in accordance with the definition thereof. The Protest Notice shall specify in reasonable detail any contested amounts and shall include a schedule setting forth Seller’s determination of Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Reduced Closing Deferred Revenue. If a Protest Notice is not delivered prior to the Protest Date, the Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Reduced Closing Deferred Revenue as set forth on the Actual Closing Schedule shall be final, binding and non-appealable by Seller. If a Protest Notice is delivered prior to the Protest Date, any amounts not disputed therein shall be final, binding and non-appealable by Seller. Upon receipt of the Actual Closing Schedule, Seller and its representatives will be given reasonable access upon reasonable notice to the Company’s relevant books, records and workpapers and Buyer shall cause the personnel of the Company to reasonably cooperate with Seller and its representatives for the purpose of verifying Net Working Capital, Closing Cash, Closing Indebtedness, Seller Transaction Expenses and Reduced Closing Deferred Revenue.

(d) Resolution of the Protest. If Buyer and Seller are unable to resolve any disagreement with respect to the Actual Closing Schedule within thirty (30) days following Buyer’s receipt of the Protest Notice, then only the amounts in dispute will be referred to an independent accountant of nationally recognized standing mutually agreed upon by Buyer and

Seller, (the “Accountants”) for final determination within forty-five (45) days after such referral. The determination by the Accountants of the amounts in dispute shall be based solely on presentations by Buyer and Seller, and shall not involve the Accountants’ independent review. Any determination by the Accountants shall not be outside the range defined by the respective amounts in the Actual Closing Schedule proposed by Buyer and Seller’s proposed adjustments thereto set forth in the Protest Notice, and absent manifest mathematical error such determination shall be final, binding and non-appealable. Each of Buyer, on the one hand, and Seller on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the percentage (determined by the Accountants) which the aggregate portion of the contested amount as set forth in the Actual Closing Schedule in the case of Buyer or the Protest Notice in the case of Seller, not awarded to such party bears to the aggregate amount actually contested by such party. For example, if Seller claims the Closing Cash is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Accountants ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the fees and expenses of the Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller.

(e) Final Closing Amount. The “Final Closing Amount” shall be equal to (i) the Base Amount, minus (ii) the amount of Closing Indebtedness as finally determined pursuant to this Section 2.4, minus (iii) the amount of Seller Transaction Expenses as finally determined pursuant to this Section 2.4, minus (iv) the Final Closing Deferred Revenue Adjustment, plus (v) the amount of Closing Cash as finally determined pursuant to this Section 2.4, plus (vi) the amount, if any, by which the Net Working Capital as finally determined pursuant to this Section 2.4 (the “Final Net Working Capital”) is greater than the Net Working Capital Target, minus (vii) the amount, if any, by which the Final Net Working Capital is less than the Net Working Capital Target. Upon the determination of the Final Closing Amount:

(i) If the Final Closing Amount is less than the Estimated Closing Amount (such amount, a “Negative Adjustment Amount”), then an amount equal to the absolute value of the Negative Adjustment Amount (in an amount not to exceed the Adjustment Escrow Amount) shall be disbursed from the Adjustment Escrow Fund to Buyer.

(ii) If the Final Closing Amount is greater than the Estimated Closing Amount, Buyer shall pay to Seller an aggregate amount equal to such difference.

Upon the determination of the Final Closing Amount, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to distribute all of the funds in the Adjustment Escrow Fund as follows: (A) to Buyer, the amount, if any, payable to Buyer under Section 2.4(e)(i), and (B) to Seller, the aggregate amount, if any, equal to all of the funds in the Adjustment Escrow Fund minus the amount, if any, payable to Buyer under Section 2.4(e)(i). The Adjustment Escrow Fund shall be the sole and exclusive source of recovery by Buyer and its Affiliates (including the Company) of the amount of any Negative Adjustment Amount.

2.5 Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer and the Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under any applicable Tax Law to be deducted and withheld with respect to the making of such payment. To the extent that any such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any payments under this Agreement to Service Providers that are treated as compensation or wages for Tax purposes shall be made through the Company’s payroll system. Buyer shall provide written advance notice to Seller of any anticipated deduction and withholding in respect of any payment of the Purchase Price to Seller so that Seller may provide any form or certification that may reduce any such deduction and withholding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND THE COMPANY

Except as set forth in a corresponding section or subsection of the Disclosure Schedules to this Agreement delivered by Seller to Buyer concurrently herewith, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

3.1 Authorization; Organization; Good Standing.

(a) Seller and the Company have all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and each of the Transaction Documents to which they are a party. The execution and delivery of this Agreement and the Transaction Documents to which Seller or the Company is a party (as applicable), the performance by Seller or the Company of their respective obligations hereunder and thereunder and the consummation by Seller or the Company of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been, and the Transaction Documents to which Seller and the Company are a party (as applicable) will be, duly executed and delivered by Seller and the Company and constitute the legal, valid and binding obligation of Seller and the Company, enforceable against them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies. Seller and the Company are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective formation, which jurisdiction is listed on Schedule 3.1, and have all requisite power and authority to own, lease and operate their respective assets, properties and business and to carry on their respective business as now being conducted.

(b) The Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1, which are all of the jurisdictions in which the nature of such the Company’s business or assets requires the Company to so qualify, except such other jurisdictions where the failure to be so qualified or authorized would not be material. Complete and correct copies of the charter documents, bylaws or similar organizational documents of the Company and all amendments thereto have been provided to Buyer.

3.2 Capitalization; Formation.

(a) Seller is a charitable nonprofit corporation and has not issued (and is not authorized to issue) any Equity Securities. Schedule 3.2(a) sets forth all of the authorized Equity Securities of the Company and a complete and correct list of the issued and outstanding Equity Securities of the Company, including the name of the record and beneficial owner thereof and the number of Equity Securities held thereby. All of the outstanding Equity Securities of the Company have been validly issued and, if applicable, are fully paid and non-assessable. Except as set forth on Schedule 3.2(a), the Company does not have any outstanding Equity Securities. Except as set forth on Schedule 3.2(a), Seller and the Company do not own or otherwise hold, directly or indirectly, any Equity Security in any Person. The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities. Except as set forth on Schedule 3.2(b), there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities of the Company. All of the outstanding Equity Securities of each of Seller’s Subsidiaries are owned by Seller or another Subsidiary free and clear of all Liens.

(b) Seller has the sole voting power and sole power of disposition with respect to all of the Membership Interests held by Seller with no limitations, qualifications or restrictions on such rights and powers. The Membership Interests owned by Seller will be transferred to Buyer pursuant to this Agreement, free and clear of any Liens, other than Permitted Liens. Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of its Membership Interests.

(c) The Company has not violated any applicable federal or state securities Laws in any material respect in connection with the offer, sale or issuance of any of its Equity Securities. No Equity Securities of the Company are subject to, or have been issued in violation of, preemptive or similar rights.

(d) The Company was formed on June 25, 2021 and is a wholly-owned Subsidiary of Seller. The Company has not conducted any business prior to the date of this Agreement and will not have conducted any business prior to the Contribution other than the Company Conversion or as otherwise contemplated hereunder. The Company has no, and prior to the Contribution will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement (including the Contribution).

(e) Except as disclosed on Schedule 3.2(e), the Company has no Indebtedness or any obligations with respect to Seller Transaction Expenses.

3.3 Consents and Approvals. Except for (i) such consents, waivers, approvals, orders, authorizations, registrations, clearances, waiting period expirations or terminations, notices and filings as may be required under the HSR Act, (ii) the 8A Notice to be provided to the Massachusetts Attorney General, the approval of the Massachusetts Attorney General related to the 8A Notice, and, if required in the view of Massachusetts Attorney General, approval of the Supreme Judicial Court of Massachusetts, sitting in single justice session, related to the 8A Notice, and (iii) as set forth on Schedule 3.3, no consent, approval, order or authorization of, or registration, declaration, application to or filing with, or notice to, any Governmental Authority is required to be made or obtained by Seller or the Company in connection with the authorization, execution, delivery and performance by Seller and the Company of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

3.4 No Violation. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller and the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of the Seller or the Company under, any Contract, in each case, except as would not be material;

(b) violate or conflict with any Law;

(c) violate any provision of the charter documents, bylaws or similar organizational documents of Seller or the Company; or

(d) result in the creation or imposition of any Lien upon any Membership Interests or the Contributed Assets.

3.5 Brokers or Finders. Except with respect to The Klein Group, LLC, whose fees and expenses shall constitute a Seller Transaction Expense, none of Seller or the Company or any of their respective officers, directors, employees or agents, as applicable, has retained any broker or finder, or agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement. As of the Closing, there shall be no Seller Transaction Expenses other than as set forth on the Estimated Closing Schedule.

3.6 Financial Statements and Financial Data.

(a) Attached as Exhibit G are copies of the following financial statements of Seller (collectively, the “Financial Statements”):

(i) the audited consolidated balance sheets of Seller as of June 30, 2019 and June 30, 2020 and the related audited statements of activities and changes in net assets and cash flows for each of the fiscal years then ended;

(ii) the unaudited, management provided, consolidated balance sheets of Seller as of December 31, 2019 and 2020 and the related statements of activities and changes in net assets and cash flows for each of the years then ended and considered interim financial statements; and

(iii) the unaudited, management provided, consolidated balance sheet of Seller as of May 31, 2021 (the “Balance Sheet” and such date, the “Balance Sheet Date”), and activities and changes in net assets and cash flows for the five (5) month period then ended and considered interim financial statements.

The Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP (with revenue recognized pursuant to ASC 605) consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments and cut-off procedures (which will not be material individually or in the aggregate) and lack footnotes required by GAAP, (ii) present fairly the assets, liabilities and financial condition of Seller as of such dates and the results of operations and cash flows of Seller for such periods, and (iii) are correct and complete in all material respects, and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects). Since the Reference Date, Seller has not made any material changes in its accounting policies, methods, principles or practices other than as set forth on Schedule 3.6(a).

(b) Except as set forth on Schedule 3.6(b), Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Seller has not, in the last five (5) years, identified or been made aware of (x) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Seller, (y) any illegal act or Fraud, whether or not material, that involves the management of Seller or (z) any claim or allegation regarding any of the foregoing.

(c) All notes and accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. The accounts payable and accruals of Seller have arisen in bona fide arm’s-length transactions in the ordinary course of business, and Seller has been paying its accounts payable as and when due.

(d) Except as set forth on Schedule 3.6(d), Seller has not applied for, or directly or indirectly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral under any of the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with the novel coronavirus or any evolution of such virus (including any resulting COVID-19 sickness).

(e) As of the Closing Date, the Updated Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP (and in accordance with ASC 606) consistently applied throughout the periods covered thereby, (ii) present fairly the assets, liabilities and financial condition of the Company as of such dates and the results of operations and cash flows of the Company for such periods, and (iii) are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).

3.7 Absence of Undisclosed Liabilities. Seller does not have any Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet; (b) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by Seller); and (d) Liabilities specifically set forth on Schedule 3.6(a).

3.8 Absence of Changes or Events.

(a) Since December 31, 2020 (the “Reference Date”), no Material Adverse Effect has occurred.

(b) Except as disclosed in the applicable subsection of Schedule 3.8(b) or as contemplated by this Agreement, since the Reference Date (i) Seller has conducted its business only in the ordinary course consistent with past practice, (ii) Seller has not suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance, and (iii) Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

3.9 Assets.

(a) At the Closing, the Company will own good and marketable title to, or a valid right to use, all of the Contributed Assets, free and clear of any and all Liens (other than Permitted Liens). Other than as set forth on Schedule 3.9, the Contributed Assets are sufficient to enable the business of the Company to be conducted immediately after the Closing in the same manner as the business of Seller has been conducted since the Reference Date in all material respects.

(b) All material items of tangible personal property owned or leased by Seller are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Contributed Assets is located anywhere other than at the Real Property.

3.10 Proprietary Rights.

(a) Schedule 3.10(a) contains a true, complete and accurate description and list of all (i) patented or registered Intellectual Property owned or held by Seller, (ii) pending patent applications and applications for other registrations of Intellectual Property owned or held by Seller, (iii) any material unregistered Trademark, and (iv) all Internet domain names registered by or on behalf of Seller (indicating for each of (i) and (ii) the applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and dated filed).

(b) Schedule 3.10(b)(i) contains a true, complete and accurate list of all Contracts pursuant to which Intellectual Property is licensed to Seller (excluding generally commercially available software programs licensed to Seller in object code or provided as software service for internal use pursuant to standard agreements with a replacement cost and/or annual license fee of less than $50,000) (collectively, “Inbound Licenses”). Schedule 3.10(b)(ii) contains a true, complete and accurate list of all Contracts pursuant to which Intellectual Property is licensed by Seller to any Person other than Seller (excluding (i) Contracts for granting of non-

exclusive licenses in the ordinary course of business on Seller’s standard agreement the form of which (or an analogous agreement on substantially similar terms) has been provided to the Buyer) or (ii) Contracts with any vendor that contains a limited, non-exclusive license to use Seller’s trademarks to identify Seller as a customer and/or use Seller’s content or data solely in connection with providing services to Seller) (collectively, “Outbound Licenses”). Except for the Contracts set forth on Schedule 3.4, the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not, as a result of any Contract to which Seller is a party, (i) impair any rights of Seller under, or cause Seller to be in violation of or default under, any Contract under which it has the right to use or otherwise commercialize or exploit in any way any Intellectual Property of any Person, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such Contract, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to Seller’s use or exploitation of any Intellectual Property of any Person.

(c) Seller exclusively owns and possesses all right, title and interest in and to all Intellectual Property owned or purported to be owned by Seller (the “Seller Owned Intellectual Property”), free and clear of all Liens other than Permitted Liens. Seller owns or has the right under, and immediately after the Closing, the Company will own or have the right under, a valid and enforceable license to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of Seller’s businesses (collectively, the “Seller Intellectual Property”). The Intellectual Property transferred by Seller to the Company as part of the Contribution Agreement and the Intellectual Property licensed by Seller to the Company under the Platform Software Code License Agreement constitute all Intellectual Property owned by Seller immediately prior to the Closing, other than the Retained Intellectual Property (as defined in the Contribution Agreement). None of the Intellectual Property that is registered, filed, granted or issued under the authority of any Governmental Authority (“Registered IP”) and included in the Seller Owned Intellectual Property (“Registered Company IP”) is invalid or unenforceable in whole or in part. No loss or expiration of any of the Registered Company IP is pending, reasonably foreseeable or, to the Knowledge of Seller, threatened, except for patents expiring at the end of their statutory term. Seller has taken all action necessary or reasonably advisable, performed all customary or prudent acts, recorded or filed all documents and paid all fees required or reasonably advisable to protect and maintain in full force and effect the Registered Company IP. Without limiting the generality of the foregoing, (i) Seller has to the extent possible filed all affidavits or other documents regarding its registered Trademarks that are reasonably required to render such Trademarks incontestable or otherwise enhance the scope or strength thereof and (ii) all assignments of any Registered IP to Seller or any predecessor-in-interest thereof have been timely and properly recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or other appropriate agency to the extent required or reasonably advisable. Each Service Provider of Seller has executed a valid and enforceable written agreement assigning to Seller ownership of all rights in any Intellectual Property developed by such Service Provider, solely or jointly with others, in the course and scope of his or her employment or engagement by Seller.

(d) As of the date of this Agreement, except as set forth on Schedule 3.10(d), (i) there have been no claims made or threatened in writing against Seller asserting the invalidity, misuse or unenforceability of any Seller Intellectual Property or challenging Seller’s ownership of Seller Owned Intellectual Property or right to use, commercialize or exploit any other Seller

Intellectual Property, in either case free and clear of Liens other than Permitted Liens, and (ii) Seller has not received any written notices of, any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by Seller of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of Seller’s business as previously conducted has not infringed, misappropriated or violated, and as presently conducted does not infringe, misappropriate or violate, any Intellectual Property of any other Person, whether directly, vicariously, indirectly, contributorily or otherwise, and (iv) to the Knowledge of Seller, no Seller Intellectual Property has been infringed, misappropriated or violated by any other Person.

(e) Except as set forth on Schedule 3.10(e), Seller does not use or distribute any Software that is subject to an “open source”, “copyleft” or other similar type of license, including any license that is approved by the Open Source Initiative, in a manner that would or could (i) require the disclosure of (or grant any person the right to receive) any source code, (ii) impose limitations on the right of Seller to require payment of license or other fees in connection with the distribution of Software constituting Seller Owned Intellectual Property, (iii) grant, or require Seller to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Seller Owned Intellectual Property, (iv) create obligations for Seller with respect to Seller Owned Intellectual Property or grant any rights or immunities under Seller Owned Intellectual Property or (v) impose any other material limitation, restriction or condition on Seller’s right to use, hold for use, license, host, distribute or otherwise make available or dispose of any Seller Owned Intellectual Property.

(f) Schedule 3.10(f) sets forth a true, complete and accurate, in all material respects, list of all Contracts granting the Company a license to any Intellectual Property of any third party (including any open source code) incorporated into or necessary for the operation of the Company Software (as defined below), including (i) for each item of third party proprietary software, the name and a brief description of the Company usage, priority and business theme and an indication of whether the item is included in Platform-Open Software, Platform-Closed Software, or Business-Closed Software, (ii) for each item of open source software, the name, the applicable open source license, the uniform resource locator from which the Company obtained such item, and an indication of whether the item is included in Platform-Open Software, Platform-Closed Software, or Business-Closed Software, and (iii) for each item of proprietary third party software, a copy of the payment agreement for such item (if applicable). No Platform-Open Software, Platform-Closed Software, or Business-Closed Software (collectively, “Company Software”) contains any bug, defect, or error that materially and adversely affects the use, material functionality, or material performance of such Company Software.

(g) The computer, information technology and communication systems, including the Software, hardware and networks (including any virtual private networks), and all programs, data, information and databases that are available or thereon or Processed thereby (collectively, the “Systems”), currently used or owned by Seller are sufficient for the current needs of the businesses of Seller, including as to capacity and ability to process current peak volumes in a timely manner. The Systems are sufficient to allow for all of the Service Providers who work, or at any time during the past twelve (12) months have worked, from remote locations to do so without any material disruption to or interruption of Seller’s businesses. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, or viruses, Trojan horses, backdoors, and other potentially harmful program codes that are designed to disrupt the operation of or to provide unauthorized access to any Systems that has caused any material disruption, intrusion, or interruption in or to the use of such Systems by Seller or the conduct of their businesses, and there have been no material slowdowns in the Systems or the use thereof as a result of work performed from any remote locations. Seller uses commercially reasonable tools and processes designed to screen for and prevent the introduction of, and mitigate the impact of the foregoing.

3.11 Contracts.

(a) With respect to Seller, and excluding in all respects all Excluded Assets, Schedule 3.11(a) contains a true, complete and accurate list (by reference to the applicable subsection hereof) as of the date of this Agreement of:

(i) each Contract that requires Seller to pay, or entitles Seller to receive, or could result in obligations of Seller in the amount of, in the aggregate, $300,000 or more during any 12 month period, except for any Contract with a Top Vendor, Top Customer or Institution;

(ii) each Contract that restricts Seller from competing with or engaging in any business activity anywhere in the world or soliciting for employment or engagement or employing or engaging any Person;

(iii) each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of any business or material assets, as to which Seller has continuing material obligations or material rights;

(iv) each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreements, in each case that are not made in the ordinary course of business, or the sharing of profits;

(v) each Contract whereby Seller leases, subleases, licenses, or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);

(vi) each Contract with respect to Indebtedness or any Seller Transaction Expense;

(vii) each Contract with any Governmental Authority;

(viii) each Contract that contains “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(ix) each Contract with a labor union or labor organization or other employee representative;

(x) each Contract with respect to bonus or other incentive compensation, deferred compensation, equity purchase or award, salary continuation, pension, profit sharing or retirement plan, or any other Employee Benefit Plan or arrangement;

(xi) each Contract with any current Service Provider as well as each Contract with any firm or other organization providing commission or sales-based services to Seller;

(xii) each Contract with a Related Party;

(xiii) each Contract that grants any Person other than Seller any rights of first refusal, rights of first negotiation or similar rights;

(xiv) each Contract with a Top Vendor, Top Customer or Top Institution;

(xv) each Inbound License, the Contracts listed in Schedule 3.10(f) except for open source licenses, and each Outbound License; and

(xvi) each Contract with any Person providing any sales, marketing, business generation, brokering, referral or related services to Seller.

True, complete and accurate copies of the Contracts listed or required to be listed on Schedule 3.11(a), Schedule 3.10(b)(i) or Schedule 3.10(b)(ii), together with all amendments and modifications thereto, have previously been provided to Buyer, or, to the extent any of such Contracts are oral, Schedule 3.11(a) contains a description of the material terms thereof. Each such Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and is not subject to any claims, charges, set-offs or defenses.

(b) Except as set forth on Schedule 3.11(b), Seller is not in material breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material breach or default by Seller of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Contract. Except as set forth on Schedule 3.11(b), to the Knowledge of Seller, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller under, or in any manner release any party thereto from any obligation under, any Contract. Since the Reference Date, Seller has not received any notice regarding any actual or alleged material violation or breach of, or default under any Contract. The Seller has not received any written notice, nor does Seller have any Knowledge that, a counterparty to any Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Contract.

3.12 Litigation.

(a) Except as set forth on Schedule 3.12(a), there are no Proceedings pending or, to the Knowledge of Seller, threatened against (i) Seller or (ii) to the extent material and related to Seller, any Service Provider (in their capacity as Service Providers of Seller).

(b) Except as set forth on Schedule 3.12(b), there are no Proceedings pending or threatened by Seller.

(c) For any Proceedings identified on Schedule 3.12(a) or 3.12(b), (i) Seller has provided to the Buyer true, complete and accurate copies of all pleadings and material correspondence relating to each such Proceeding, (ii) no such Proceeding would reasonably be expected to result in Seller incurring aggregate Losses with respect thereto of more than $100,000, and (iii) Seller will have paid before the Closing, all fees and expenses of counsel and other representatives of Seller incurred on or before the Closing Date in connection with such Proceeding.

(d) Schedule 3.12(d) sets forth a complete and correct list and description of all Proceedings against or by (i) Seller or (ii) to the extent related to Seller, any Service Provider, in each case, that has been resolved in the past five years.

(e) Schedule 3.12(e) sets forth any Order to which Seller is, or has at any time during the past five years been, subject.

3.13 Compliance with Applicable Laws. Except as set forth on Schedule 3.13, Seller is and has been in compliance with all Laws in all material respects in connection with the conduct, ownership, use, occupancy or operation of its business and the Contributed Assets, and Seller has not received notice during the past five (5) years of any actual or alleged material violation of any Law.

3.14 Permits. Seller holds and has held, and immediately following the Closing the Company will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of its business or the Contributed Assets, or as otherwise required by any Law. All such Permits are valid and in full force and effect. Seller is and has been in compliance in all material respects with all such Permits, and Seller has not received notice during the past five (5) years of any actual or alleged material violation of any Permit. No revocation, suspension, cancellation or other adverse modification of any such Permit is pending or, to the Knowledge of Seller, threatened. All such Permits are identified on Schedule 3.14 and complete and correct copies thereof have been provided to Buyer.

3.15 Health, Safety and Environment.

(a) Seller is, and for the past five (5) years has been, in compliance in all material respects with all applicable Environmental and Safety Requirements.

(b) Seller holds, and complies in all material respects with, all Permits required under applicable Environmental and Safety Requirements, and no Proceeding is pending, or to the Knowledge of Seller, threatened, to revoke, modify, or terminate any such Permit. Seller has not received notice of any actual or alleged violation of any Environmental and Safety Requirements (or any Permits required under Environmental and Safety Requirements) with respect to Seller, any Real Property, any real property formerly owned, leased, or used by Seller, or any property to which Seller has, at any time, transported, treated, stored or disposed of Hazardous Material, which, in each case, was either received within the past five (5) years or the subject of which remains unresolved.

(c) There are no Hazardous Materials present in, at, under, about or migrating to or from, any (i) Real Property, (ii) real property formerly owned, leased, or used by Seller, or (iii) property to which Seller, has, at any time, transported, treated, stored or disposed of Hazardous Material, in each case, that has or would reasonably be expected to give rise to, result in, or serve as a basis for any material Liability of Seller under applicable Environmental and Safety Requirements.

(d) Except in compliance in all material respects with applicable Environmental and Safety Requirements (and all Permits required under Environmental and Safety Requirements), Seller has not used, manufactured, generated, stored, treated, disposed of, handled, transported, arranged for treatment or transport, or placed any Hazardous Materials on, in, at, under, or around any (i) Real Property, (ii) real property formerly owned, leased, or used by Seller.

(e) Seller has not been subject to, nor has received any written notice of, any Proceeding related to (i) the Release of Hazardous Materials or (ii) noncompliance with, Liabilities under or imposing civil or criminal penalties or injunctive relief for a violation of any Environmental and Safety Requirements (or any Permits required under Environmental and Safety Requirements).

(f) Seller does not have any material contractual indemnity obligation to any third party with respect to Environmental and Safety Requirements.

(g) To the Knowledge of Seller, no underground storage tanks or related piping are located on, under, or at any Real Property, and Seller has not removed or caused any such tank or piping to be removed, nor has there been any such removal from any Real Property or any former operating location that would reasonably be expected to give rise to, result in, or serve as a basis for any material Liability of Seller under Environmental and Safety Requirements.

(h) Seller has made available to Buyer copies of all material environmental assessment reports, health and safety audits, and reports of environmental investigations with respect to Seller or the Real Property in Seller’s possession.

3.16 Taxes.

(a) Each of the Company and Seller (with respect to the assets or operations of the Company) has timely and properly filed and been included in all income and other material Tax Returns required to be filed by it or in which it is required to be included with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Company or Seller, as applicable. All such Tax Returns are accurate and complete in all material respects. Each of the Company and Seller (with respect to the assets or operations of the Company) has timely and properly paid all Taxes required to be paid by it, whether or not shown on any Tax Returns.

(b) All Tax deficiencies that have been claimed, proposed, or asserted by any Governmental Authority against the Company or Seller (with respect to the assets or operations of the Company) have been fully paid or finally settled.

(c) Except as set forth on Schedule 3.16(c), no Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to the Company or Seller (with respect to the assets or operations of the Company). Neither the Company nor Seller (with respect to the assets or operations of the Company) has received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.

(d) Except as set forth on Schedule 3.16(d), no written claim has ever been made by an authority in a jurisdiction where the Company or Seller (with respect to the assets or operations of the Company) does not file Tax Returns that the Company or Seller, as applicable, may be subject to taxation by that jurisdiction.

(e) There are no Liens on any of the Contributed Assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(f) The Company and Seller (with respect to the assets or operations of the Company) have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Service Provider, equity interest holder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g) The Company is not party to any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up Contract (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(h) The Company (i) has not ever been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which is Seller), (ii) does not have any Liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Income Tax Law), as a transferee or successor, by contract, by operation of Law, or otherwise, and (iii) does not own and has never owned any Equity Security or other interest in any Person.

(i) Neither Seller nor the Company has ever participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) The Company has not requested or received a ruling from any Governmental Authority. Seller has not requested or received a Tax ruling relating to the assets or operations of the Company from any Governmental Authority that could bind Buyer or the Company following the Closing.

(k) The Company is and at all times since its formation has been properly treated as an entity disregarded as separate from Seller within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), and no election has ever been filed with any Governmental Authority to treat the Company as an association taxable as a corporation for U.S. federal, state or local Income Tax purposes.

(l) Except as set forth on Schedule 3.16(l), each of the Company and Seller (with respect to the assets or operations of the Company) has (i) timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (ii) timely and properly collected and maintained in all material respects all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company.

(m) Neither Buyer nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) (assuming for this purpose that the Company is a regarded entity for U.S. federal Income Tax purposes) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed by or on behalf of the Company on or prior to the Closing Date; or (ii) installment sale or open transaction disposition made on or prior to the Closing Date by the Company. The Company does not have, and will not have after the Closing, any liability to pay Taxes that were deferred pursuant to the CARES Act.

(n) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such Nonqualified Deferred Compensation Plan with respect to benefits due or accruing thereunder. No Employee Benefit Plan that would have been a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

(o) Each of the Company and Seller (with respect to the assets or operations of the Company) has been resident in its jurisdiction of incorporation for Tax purposes and has not, at any time, been treated as a resident of or as having a permanent establishment or other fixed place of business in any other jurisdiction. All material transactions or arrangements made by the Company or Seller (with respect to the assets or operations of the Company) with any other Person have been made on arm’s length terms, and the processes by which prices and terms have been arrived at have, in each case, been documented in substantial compliance with all applicable Laws, including Code Section 482 and any equivalent provision under any state, local, or non-U.S. Law.

3.17 Insurance Policies. Schedule 3.16(o)(a) contains a true and complete list of all insurance policies to which Seller is a party or which provide coverage to or for the benefit of or with respect to Seller or any Service Provider of Seller in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all Insurance Policies have been provided to Buyer. Schedule 3.16(o)(b) contains a true and complete description of any self-insurance or co-insurance arrangements by or affecting Seller or any Service Provider of Seller in his or her capacity as such, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing, is provided by a financially solvent carrier and has not been subject to any lapse in coverage. Seller is current in all premiums or other payments due under the Insurance Policies and has otherwise complied in all material respects with all of its obligations under each Insurance Policy. Seller has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. During the past five (5) years, Seller has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which Seller has carried insurance or any other insurance carrier to which Seller has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of Seller.

3.18 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.18(a), neither Seller nor any ERISA Affiliate have ever maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, program, policy, practice, arrangement or agreement providing for compensation or benefits of any kind to any individual (each an “Employee Benefit Plan,” and collectively, the “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA. No Employee Benefit Plan is subject to Laws outside the United States.

(b) Neither Seller nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3), (ii) a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of Seller), or (iv) a plan subject to Section 302 or Title IV of ERISA or Code Section 412.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Employee Benefit Plan is so qualified or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and, to the Knowledge of Seller, nothing has occurred between the date of such determination or opinion and the date hereof that would cause such determination or opinion letter to become unreliable.

(d) Each Employee Benefit Plan has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for Income Tax exclusions to its participants, Tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.

(e) There are no Proceedings or claims pending or threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and, to the Knowledge of Seller, there are no facts which could give rise to any Liability, Proceeding or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets thereof.

(f) No Employee Benefit Plan is under audit or investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been established, documented, maintained, funded and administered in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been timely made or properly accrued on the Financial Statements in accordance with GAAP.

(h) Neither the Company, Seller nor any other “disqualified person” (within the meaning of Section 4975 of the Code) nor any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or any other act or omission with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, Seller or any Service Provider to any Liability or any penalty or tax under Sections 409, 502(c), 502(i), 502(l) or 4971 of ERISA or Chapter 43 of the Code.

(i) Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”), HIPAA and/or the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, has been administered in compliance with such requirements in all material respects. No Employee Benefit Plan provides post-termination medical or life or other welfare benefits other than as required pursuant to COBRA.

(j) With respect to each Employee Benefit Plan, Seller has provided Buyer the most recent true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements and any amendments thereto); (ii) the most recent annual reports, actuarial reports and/or financial report; (iii) the most recent determination letter, if any, received from the IRS; (iv) any material communication to or from any Governmental Authority or to or from any Employee Benefit Plan participant, including a written description of any oral communication; and (v) any comparable documents with respect to Employee Benefit Plans subject to any foreign Laws that are required to be prepared and filed under the applicable Laws of such foreign jurisdiction.

(k) Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any event) (i) increase any benefits otherwise payable under any Employee Benefit Plan, (ii) result in any acceleration of the time of funding, payment or vesting of any such benefits, or (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

3.19 Employees; Labor Relations. Seller has provided to Buyer a list of each employee and independent contractor that was seconded to, or employed by, Seller, including the name, title, total compensation (including bonuses) for such Person for the year ended as of the Reference Date and the name of the entity that employed such Person. Schedule 3.19(a) sets forth, in each case, for the period of January 1, 2021 until the date hereof, (i) any termination by Seller, layoff, furlough, implementation of job sharing, change in hours worked or compensation (other than increases or bonuses in the ordinary course of business consistent with past practice) or other change of employment status or terms with respect to any Seller employee, and (ii) a list of all Seller employees working from home or a location other than a facility or location of Seller and whether such Service Provider worked primarily at a facility or location of Seller prior to January 1, 2021. Schedule 3.19(b) sets forth a list of all Service Providers currently on any leave or paid time off (other than vacations taken in the ordinary course of business). No current Service Provider has given notice of his or her intent to terminate his or her employment or service and no notice of termination has been given to any Service Provider by Seller. No Service Provider of Seller is party to any Contract that materially restricts the Service Provider’s performance of duties or otherwise materially interferes with the conduct of the business of Seller. There have not been any “employment losses” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) within the past ninety (90) days. Seller is not a party to or obligated with respect to any collective bargaining agreements or Contracts with any labor union or other representative of employees or any employee benefits provided for by any such Contract, and no employees of Seller are represented by a labor union, works council or other employee representative body with respect to his or her employment with Seller. No strike, lockout, slowdown, work stoppage, concerted refusal to work overtime, picketing, unfair labor practice, grievance or union organizational activity or other similar occurrence (whether or not resolved) has occurred at any time during the period of the past five (5) years until the date hereof or is pending or threatened against Seller or the business of Seller. Seller is not nor has been a party to or otherwise bound by any citation, decree or Order by any Governmental Authority relating to Service Providers or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits pending or in effect with respect to Service Providers or employment practices of Seller or the business of Seller. Seller is and for the period of the past three (3) years until the date hereof has been in material compliance with all applicable Laws relating to the employment of labor, including wages, hours, overtime, discrimination, equal opportunity, collective bargaining, harassment, immigration, disability, affirmative action, leaves of absence, privacy, rest periods, meal breaks, workers’ compensation, unemployment insurance, occupational health and safety and the collection and payment of withholding and/or social contribution Taxes and similar Taxes, plant closings, mass layoffs and relocations. Seller has not received notice of any allegation, and to Seller’s Knowledge, no Person has alleged, that Seller or any Service Provider has engaged in sexual harassment. Seller has timely paid in full to each Service Provider or, if not past due, adequately accrued on the Financial Statements in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers. There are no Liabilities of Seller relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. Seller has for the period of the past three (3) years until the date hereof properly classified in accordance with all applicable Laws all of their Service Providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements and have each made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers. No Service Provider has refused to work or provide services because of, or made any complaint or claim with respect to, any unsafe conditions in the workplace.

3.20 Transactions with Related Parties. No Related Party has any direct or indirect interest in (a) any material customer or vendor of Seller or (b) any assets or property used by Seller (including any Intellectual Property). Schedule 3.20(a) sets forth the parties to and the date, nature and amount of each Related Party Transaction since the Reference Date (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the ordinary course of business consistent with past practice to employees in consideration for bona fide services performed by such employees). Except as set forth on Schedule 3.20(b), from and after the Closing Date, the Company shall have no obligation to engage in any Related Party Transaction and shall not be bound by any Contract or arrangement with respect to any Related Party Transaction.

3.21 Real Property.

(a) Seller does not own, nor has it ever owned, any real property.

(b) Schedule 3.21(b) sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by Seller (“Leased Real Property” or “Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto). With respect to each Leased Real Property, (i) Seller possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed, (ii) Seller has not subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof and (iii) there are no special, general or other assessments pending against Seller or affecting any Leased Real Property that would be payable by the lessee thereof.

(c) The Real Property comprises all of the real property that is used in the businesses of Seller. All buildings, structures, improvements, fixtures, building systems (including HVAC, electrical, plumbing and sewer systems) and equipment, and all components thereof, included in the Leased Real Property (collectively, “Improvements”) are in good condition and repair and are sufficient for the operation of the businesses of Seller as currently conducted and intended to be conducted thereon. There are no structural deficiencies or latent defects affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. Seller has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Real Property or requesting the performance of any material work or alteration with respect to any Real Property. To Seller’s Knowledge, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Real Property. To Seller’s Knowledge, the current and intended use and occupancy of the Real Property and the operation of Seller’s business as currently conducted and intended to be conducted thereon do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Real Property. To Seller’s Knowledge, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Real Property.

3.22 Vendors; Customers; Institutions.

(a) Schedule 3.22(a) contains a complete and correct list of (i) the twenty (20) largest vendors to Seller (excluding any Institutions and utilities) by the aggregate dollar value of purchases by Seller during the twelve month period ended April 30, 2021 (each a “Top Vendor”) and (ii) with respect to each Top Vendor such aggregate dollar value of purchases. Except as set forth on Schedule 3.22(a), since January 1, 2021, no Top Vendor has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Vendor conducts with Seller. The Seller has not received any notice, nor does Seller have Knowledge, that any Top Vendor will or could reasonably be expected to terminate or adversely modify, and there are no facts or circumstances that are likely to result in any Top Vendor terminating or adversely modifying, the amount, pricing, frequency or terms of the business such Top Vendor conducts with Seller. There is no material dispute pending with any Top Vendor, and Seller has not received any notice, nor does Seller have any Knowledge, of a reasonable basis for any such dispute. Since the Reference Date, Seller has not experienced any shortages of supplies and Seller has not received any notice, nor does Seller have any Knowledge, of any current or potential shortage of supplies.

(b) Schedule 3.22(b) contains a complete and correct list of (i) the twenty (20) largest customers (consolidating into a single customer all affiliated customers) of Seller by the aggregate dollar value of sales by Seller during the twelve month period ended April 30, 2021 (each a “Top Customer”) and (ii) with respect to each Top Customer, the aggregate dollar value of such sales. Except as set forth on Schedule 3.22(b), since January 1, 2021, no Top Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts with Seller. The Seller has not received any notice, nor does Seller have any Knowledge, that any such Top Customer will or could reasonably be expected to terminate or adversely modify, and there are no facts or circumstances that are likely to result in any Top Customer terminating or adversely modifying, the amount, pricing, frequency or terms of the business such Top Customer conducts with Seller. There is no material dispute pending with any Top Customer, and Seller has not received any notice, nor does Seller have any Knowledge, of a reasonable basis for any such dispute.

(c) Schedule 3.22(c) contains a complete and correct list of (i) the Institutions offering Master’s degree programs on Seller’s website, (ii) the twenty (20) largest Institutions to Seller by the aggregate non-tuition revenue recorded by Seller attributable to such Institution’s course offerings on Seller’s website during the twelve month period ended May 31, 2021 ((i) and (ii), collectively, “Top Institutions”) and (ii) with respect to each Top Institution under Section 3.22(c)(ii), such aggregate non-tuition revenue. Except as set forth on Schedule 3.22(c), since January 1, 2021, no Top Institution has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Institution conducts with Seller. Seller has not received any notice, nor does Seller have Knowledge, that any Top Institution will or could reasonably be expected to terminate or adversely modify, and there are no facts or circumstances that are likely to result in any Top Institution terminating or adversely modifying, the amount, pricing, frequency or terms of the business such Top Institution conducts with Seller. There is no material dispute pending with any Top Institution, and Seller has not received any notice, nor does Seller have any Knowledge, of a reasonable basis for any such dispute.

3.23 Bank Accounts. Schedule 3.23 is a complete and correct list of each bank or financial institution in which Seller has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto.

3.24 Trade Names; Business Locations. Schedule 3.24 sets forth all fictitious, doing business as or trade names that Seller has been known as or used and all locations, offices or places of business Seller has used, in each case, in the past five (5) years. Seller is not the surviving corporation of a merger or consolidation.

3.25 Products. All products manufactured, sold or delivered by Seller have been in conformity with all applicable warranties, and Seller does not have any Liability for replacement thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No products manufactured, sold or delivered by Seller are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been provided to Buyer. Seller has not received any written notice of any claims for, and to Seller’s Knowledge there is no reasonable basis for, any extraordinary product recalls, returns, warranty obligations or service calls relating to any of its products or services. Seller does not have and has not had any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by Seller or with respect to any services rendered by Seller.

3.26 Privacy and Information Security. Except as set forth on Schedule 3.26, Seller is and has been in material compliance with (a) all Privacy and Information Security Requirements, (b) its then-effective external privacy policies and notices and (c) all applicable requirements in Contracts relating to the Processing of Personal Data. Neither Seller, nor, to Seller’s Knowledge,

any other Person, has received any notice, allegation, complaint or other communication and there is no pending investigation by any Governmental Authority or payment card association regarding any actual or possible violation of any Privacy and Information Security Requirement by Seller. In the past three (3) years, the Seller has not suffered a material security breach with respect to any of the Seller Data and there has been no material unauthorized or illegal use of or access to any Seller Data. Seller has not notified, nor has been required to notify, any Person of any information security breach involving Personal Data. Seller employs and has employed commercially reasonable security measures that comply with all Privacy and Information Security Requirements to protect Seller Data within its custody or control and requires the same of all vendors that Process Seller Data on its behalf. Seller exclusively owns and possesses all right, title and interest in and to all Seller Data to the extent permitted by applicable Law, free and clear of all Liens other than Permitted Liens. Seller possesses the right to determine the purposes of processing all Company Data that is Personal Data for the purposes disclosed in then-effective external privacy policies and notices, except to the extent Seller acts as a school official on behalf of member institutions for purposes of the Family Educational Rights and Privacy Act. Seller has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including to notify Governmental Authorities) necessary for Seller’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business of Seller and in connection with the consummation of the transactions contemplated hereunder.

3.27 Anticorruption; Improper Payments. Seller has not, and to the Knowledge of Seller, none of Seller’s officers, directors, agents, managers, employees or any other Person authorized to act on behalf of Seller has, directly or indirectly, taken any act that would cause Seller to be in violation of Improper Payment Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Seller complies, and has at all times complied in all material respects, with all applicable Improper Payment Laws. Without limiting the generality of the foregoing, (a) Seller has not violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of Seller relating to the same. Neither Seller, nor any of its Affiliates or Persons acting on its behalf has received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws or other applicable Law, nor have received a request for information from any Governmental Authority regarding Improper Payment Laws. Seller maintains, and has maintained, compliance policies and procedures reasonably designed to promote compliance with applicable Improper Payment Laws.

3.28 International Trade Laws. Seller is, and at all times, has conducted its business in accordance with all applicable International Trade Laws in all material respects. Without limiting the foregoing:

(a) Seller has obtained, and is in compliance with, all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) there are no pending or, to the Knowledge of Seller, threatened claims against Seller with respect to such Export Approvals;

(c) to the Knowledge of Seller, there are no actions, conditions or circumstances pertaining to Seller’s import or export transactions that may give rise to any future claims;

(d) no Export Approvals with respect to the transactions contemplated hereby are required;

(e) Seller is not a party to any Contract or bid, and has not conducted any transactions (directly or, to the Knowledge of Seller, indirectly), with any Sanctions Target or in any Sanctioned Jurisdiction, in each case in violation of International Trade Laws;

(f) Neither Seller, nor its directors, officers, employees or agents is a Sanctions Target;

(g) Seller has not received written notice to the effect that a Governmental Authority claimed or alleged that Seller was not in compliance in a material respect with any applicable International Trade Laws; and

(h) Seller has not made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding International Trade Laws.

3.29 Government Contracts.

(a) None of the Government Contracts are subject to any pending, or to the Knowledge of Seller, threatened Proceedings, including any bid or award protest proceedings.

(b) Seller is, and has been, in material compliance with all terms and conditions, including all clauses, provisions, requirements, and specifications of the Government Contracts. The representations, certifications and warranties made by Seller with respect to the Government Contracts were accurate and complied with Law as of their effective date, and Seller has materially complied with all such certifications.

(c) Seller has not received any written notice of termination for convenience, notice of termination for default, stop work order, material cure notice or material show cause notice pertaining to any Government Contract. Seller has not received any notice from any written Governmental Authority pertaining to the Government Contracts indicating that it intends to cancel or otherwise adversely modify its relationship with Seller.

(d) Neither Seller nor, to the Knowledge of Seller, any Service Provider of Seller has been or is suspended, debarred or, to the Knowledge of Seller, proposed for suspension or debarment from government contracting. Seller and each Service Provider who performs an acquisition function have no personal or organizational conflict of interest, as defined in FAR 9.507-1 or 9.507-2, or in each instance has disclosed such conflict and has received a waiver from the affected Government Authority.

(e) Except as set forth on Schedule 3.29(e), none of the Government Contracts was awarded on the basis of Seller’s status as (1) a Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121); (2) a Small Disadvantaged Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 124); or (3) a Service-Disabled Veteran-Owned Small Business or a Veteran-Owned Small Business (as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 125).

3.30 Education Regulatory Matters.

(a) During the last three (3) years, Seller has complied in all material respects with all applicable Laws related to the provision of educational programs and services to the extent applicable to Seller’s activities, including, without limitation, those applicable Laws (i) as interpreted by the U.S. Department of Education in published guidance, concerning the compensation of employees or agents engaged in student recruiting, including requirements applicable to U.S. students under Title IV of the Higher Education Act of 1965, as amended (the “HEA”), as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), (ii) as interpreted by the U.S. Department of Education in published guidance, regarding requirements related to the payment of any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), and the payment terms of Seller’s contracts with each Institution comply with such requirements in all material respects; (iii) related to all applicable student financial assistance programs, including the HEA, veterans and military education benefits and state administered student financial assistance programs; and (iv) relating to institutional loans and third party private education loans or the servicing or purchase of income share agreements.

(b) During the last three (3) years, Seller has complied in all material respects with all applicable Laws regarding consumer marketing and student recruiting, including the rules and regulations of the U.S. Federal Trade Commission and applicable state Laws. During the period of the last three (3) years, where required by applicable Law, Seller has only used marketing materials approved by its Institutions and has not misrepresented any material fact about Seller or its educational programs to any of its customers or prospective or enrolled students.

(c) During the last three (3) years, Seller has complied in all material respects with all applicable Laws concerning the accessibility of its platform to persons with disabilities.

(d) To Seller’s Knowledge, Seller is not required to possess any Education Agency licenses, permits, approvals and authorizations to conduct its business, taken as a whole. For purposes hereof, “Educational Agency”). means any entity or organization, whether governmental, government-chartered, private, or quasi- private, including without limitation any accrediting agency and body, and whether foreign or domestic, that grants or withholds educational approvals or authorizations or otherwise regulates the operation of postsecondary education and educational institutions.

(e) To Seller’s Knowledge, each Institution that is contracted with Seller for services related to such Institution’s programs possesses all Education Agency licenses, permits, approvals and authorizations necessary to conduct the programs it offers under such agreement.

3.31 No Additional Representations.

(a) Except for the representations and warranties contained in this Article 3, and the certificates contemplated by Section 7.2(f)(ii), neither Seller, nor the Company, nor their respective Affiliates or statutory members, nor any other Person, makes or shall be deemed to make any representations or warranties to Buyer, express or implied, at law or in equity, by or on behalf of Seller or the Company, and each of Seller and the Company hereby expressly disclaims any such representations or warranties.

(b) Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of the Seller, the Company or any of their respective Affiliates or statutory members, or any of their respective representatives, employees, officers, trustees, directors, managers, partners or direct or indirect equityholders, has made, and shall not be deemed to have made, any representations or warranties in any materials relating to the business of Seller and the Company made available to Buyer, including without limitation, due diligence materials provided to the Buyer, in any management presentations, or in any projections, estimates, data, financial information, or budgets provided by Seller, and no statement contained in any of such materials shall be deemed a representation or warranty hereunder or deemed to be relied upon by Buyer or any of its Affiliates or representatives. Notwithstanding the foregoing, this Section 4.31 shall not limit Buyer’s rights pursuant to Article 10 or otherwise with respect to a claim for Fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

4.1 Buyer Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

4.2 Authorization. Buyer has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly, validly and properly authorized by all requisite corporate action in accordance with applicable Law and with the organizational documents of Buyer. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not require, and are not conditional upon or subject to, the approval by the stockholders of Buyer under applicable Law, corporate governance requirements of the Nasdaq Stock Market or the organizational documents of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

4.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation by Buyer of the transactions contemplated hereby and thereby.

4.4 No Violation. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not:

(a) violate or conflict with any Law; or

(b) violate any provision of the organizational documents of Buyer.

4.5 No Brokers or Finders. None of Buyer or any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

4.6 Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

4.7 Investment Intent.

(a) Buyer is acquiring the Membership Interests for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

(b) Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests. Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(c) Buyer acknowledges that the Membership Interests are “restricted securities” that have not been registered under the Securities Act of 1933, as amended or any applicable state securities Law.

4.8 Sufficient Funding. Buyer has executed a definitive agreement to provide Buyer with sufficient acquisition financing on the date hereof to be funded within 1 Business Day of the date hereof, and shall have acquisition financing on the Closing Date that is sufficient to pay the aggregate consideration payable by Buyer on the Closing Date pursuant to Section 2.3 and all costs and expenses required to be paid by Buyer at the Closing.

4.9 Non-Reliance. Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as Seller as is customary for transactions of the type contemplated by this Agreement. Buyer has conducted a due diligence investigation of Seller as is customary for transactions of the type contemplated by this Agreement. Buyer acknowledges and agrees that it is relying exclusively on the representations set forth in Article 3 of this Agreement and on its own examination and investigation of Seller and Seller and expressly disclaims reliance upon any Person with respect to the performance of this Agreement or any transaction contemplated hereby or thereby, or any representations or warranty (other than those set forth in Article 3) made (or alleged to have been made) in, in connection with, or as an inducement to this Agreement, any other Transaction Document, or any transaction contemplated hereby or thereby. Notwithstanding the foregoing, this Section 4.9 shall not limit Buyer’s rights pursuant to Article 9 or otherwise with respect to a claim for Fraud.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1 Conduct of Business of Company Prior to the Closing. During the period from the date of this Agreement until the earlier of (i) the Closing, or (ii) the date this Agreement is terminated in accordance with its terms (such period, the “Pre-Closing Period”), except as (i) expressly contemplated, required or permitted by this Agreement (including any actions or elections undertaken in connection with the Company Conversion) or any of the Transaction Documents, (ii) required by applicable Law, (iii) to the extent action is commercially reasonably taken (or commercially reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with industry practice (in the industries in which Seller operates) and Seller’s actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures, (iv) consented to in writing by Buyer in its sole discretion (which consent shall not be unreasonably withheld, delayed or conditioned) or (v) set forth on Schedule 5.1, Seller agrees that:

(a) Seller shall (i) operate its business only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization and assets, (B) keep available the services of its current executives, (C) preserve the current relationships of Seller with customers, vendors and other Persons with which Seller has significant business relations, (D) keep and maintain their assets and properties in good repair and normal operating condition, ordinary wear and tear excepted, (iii) pay all Indebtedness, Taxes and other obligations when due, and (iv) comply in all material respects with all applicable Laws related to COVID-19 and the COVID-19 Measures.

(b) Seller shall not, except for in connection with the Company Conversion, as set forth in the Contribution Agreement or in connection with the transactions contemplated therein:

(i) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of Seller or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Seller, or create or form any Subsidiary;

(ii) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or alter or modify the rights or obligations of any of the Equity Securities of Seller;

(iii) redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Securities of Seller;

(iv) declare, set aside or pay any dividend or other distribution (other than distributions in cash prior to the Calculation Time) in respect of any of any of the Equity Securities of Seller;

(v) effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of Seller;

(vi) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, suffer to exist, assume or cause to be subjected to any Lien (other than Permitted Liens) on, any of the Contributed Assets, rights or properties of Seller (including any Intellectual Property or accounts receivable), except for sales of inventory of Seller or licenses of Intellectual Property, in each case, in the ordinary course of business consistent with past practice;

(vii) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any Person, joint venture or any business organization or division thereof, (B) acquire any rights, assets or properties other than in the ordinary course of business consistent with past practice, or (C) acquire any Equity Securities of any Person;

(viii) (A) incur, forgive, guarantee or modify any Indebtedness (other than draws under lines of credit or loan agreements existing on the date hereof in the ordinary course of business consistent with past practice), (B) enter into any off-balance sheet financing arrangement, (C) make any loans or advances, except to Seller employees for expenses incurred in the ordinary course of business consistent with past practice, or (D) enter into any other financial commitments other than in the ordinary course of business consistent with past practice;

(ix) make any capital expenditures or enter into any Contract to make capital expenditures outside of the ordinary course of business consistent with past practice;

(x) (A) increase the compensation, or fringe benefits, of any Service Provider (except for increases in salary for non-executive employees with an annualized salary of less than $50,000 or salary increases in the ordinary course of business consistent with past practice), (B) except as pursuant to the plans set forth on Schedule 5.1(b)(x), hire or offer to hire any new Service Providers, (C) terminate or encourage any Service Provider to resign from Seller (except for in the ordinary course of business consistent with past practice with respect to “at-will” employees who can be terminated at any time for any reason without any monetary or other obligations on the part of Seller), (D) grant any severance or termination pay (in cash or otherwise) to any current or former Service Provider, except pursuant to any Contract or Employee Benefit Plan in effect on the date hereof in connection with the termination of any such Service Provider or increase severance or termination pay, (E) establish, adopt, enter into, amend in any material respect or terminate (or grant any waiver or consent under) any Employee Benefit Plan, except for any amendments required by ERISA or the Code or other applicable Law, or (F) grant any equity or equity-based awards or stock-based rights or accelerate the vesting schedule of any such awards or rights (except as required by the terms of such agreements outstanding on the date of this Agreement);

(xi) enter into or amend any Contract or other agreement or understanding with a labor union or labor organization or other employee representative;

(xii) except as required by GAAP, change any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);

(xiii) except in the ordinary course of business, enter into, modify, amend, extend or supplement in any material respect, transfer or terminate or fail to renew any Contract listed (or that if entered into prior to the date hereof would be a Contract required to be listed) on Schedule 3.11 or waive, release or assign any rights or claims thereto or thereunder;

(xiv) other than as required by applicable Law or any Governmental Authority of applicable jurisdiction (A) make or change any Tax election (including, for the avoidance of doubt, any entity classification election) or change any method of tax accounting, (B) settle or compromise any Tax Liability, (C) file any amended Tax return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations with respect to any Tax liability, or (F) surrender any right to claim a Tax refund;

(xv) except as set forth on Schedule 5.1(b)(xv), pay, discharge, satisfy, settle or otherwise compromise any Proceeding or waive, assign or release any material rights or claims;

(xvi) commence a lawsuit other than (A) (1) in the ordinary course of business consistent with past practice and (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with Buyer prior to the filing of such a lawsuit, (B) in connection with the enforcement of any Trademarks, or (C) for a breach of this Agreement or any Transaction Document;

(xvii) other than as permitted under Section 5.1(b)(x), engage in, enter into or modify or amend any agreement, Contract, transaction or other arrangement with, directly or indirectly, any Related Party, other than modifications or amendments to any agreement, contract, transaction or other arrangement with one or more of Seller’s statutory members in the ordinary course consistent with past practice (but excluding, for the avoidance of doubt, the Contracts set forth on Schedule 5.1(b)(xxiv)(A); provided, however, Seller will give Buyer five (5) Business Days’ notice prior to the effective date of any such amendment or modification;

(xviii) terminate, amend or fail to renew or preserve any material Permit;

(xix) terminate, amend, fail to renew or preserve, or permit to lapse or enter the public domain, any material Registered Company IP, except for amendments to Registered Company IP completed in the ordinary course of business consistent with past practice;

(xx) permit the lapse of any existing insurance policy relating to the business or the Contributed Assets;

(xxi) make any material changes in Seller’s or any of its Subsidiaries’ practices and policies relating to manufacturing, purchasing, inventory management, marketing, selling or pricing;

(xxii) participate in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that reasonably would be expected to result in an increase, temporary or otherwise, in the demand for the products or services offered by Seller, including sales of a product or service (A) with payment terms longer than terms customarily offered by Seller for such product or service, (B) at a greater discount from listed prices than customarily offered for such product or service, (C) at a price that does not give effect to any general increase in the list price for such product or service publicly announced prior to the Closing Date, (D) with shipment or delivery terms more favorable to the customer than shipment or delivery terms customarily offered by Seller for such product or service, (E) in a quantity greater than the reasonable resale requirement of the particular customer, or (F) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer;

(xxiii) commence any proceeding for any voluntary liquidation, dissolution, or winding up of Seller, including initiating any bankruptcy proceedings on its behalf;

(xxiv) rescind, terminate, amend or otherwise modify any of the Contracts set forth on Schedule 5.1(b)(xxiv)(A); except for those modifications as set forth on Schedule 5.1(b)(xxiv)(B); or

(xxv) authorize any of the foregoing, enter into an agreement to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

5.2 Conduct of Business of Buyer Prior to the Closing. During the Pre-Closing Period, except as (i) expressly contemplated, required or permitted by this Agreement or any of the Transaction Documents, (ii) required by applicable Law, (iii) to the extent action is commercially reasonably taken (or commercially reasonably omitted) in response to COVID-19 or the COVID-19 Measures, provided that such action (or omission) is generally consistent with industry practice (in the industries in which the Buyer operates) and is generally consistent with Buyer’s actions taken (or omitted) prior to the date hereof in response to COVID-19 and the COVID-19 Measures, (iv) consented to in writing by Seller in its sole discretion or (v) set forth on Schedule 5.2, Buyer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement

(b) take any action or inaction which would reasonably be expected to prevent or conflict with the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents; or

(c) authorize, agree or otherwise commit to do or take any of the foregoing actions.

5.3 Access. During the Pre-Closing Period:

(a) Except to the extent prohibited by applicable Law, Seller shall provide, and cause its Service Providers, attorneys, accountants and other agents to provide, to Buyer and its accounting, legal and other representatives and potential lenders, as well as their respective officers, employees, affiliates and other agents, access during normal business hours, upon reasonable notice, to Seller’s facilities and personnel and to business, financial, legal, tax, compensation and other data and information concerning Seller’s affairs and operations as Buyer deems reasonably necessary or advisable. Notwithstanding the foregoing, Seller shall not be required to provide access to any information to the extent that it reasonably believes that it may not provide to Buyer by reason of contractual confidentiality undertakings with a third party in effect as of the date of this Agreement; provided, however, that Seller shall advise Buyer that Seller is withholding such information and shall use its reasonable best efforts to promptly communicate to Buyer or its applicable representatives the substance of any such materials, whether by redacting parts of such materials or otherwise, so that disclosure would not violate such confidentiality obligations.

(b) Upon Buyer’s request, Buyer and its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents shall be provided with reasonable access to Seller’s suppliers, distributors, agents, consultants and any third party who may interact with a Governmental Authority on Seller’s behalf, provided that such access shall require the consent of Seller (not to be unreasonably withheld, conditioned or delayed) and Seller shall be entitled to participate in any discussions.

(c) Seller shall deliver to Buyer, no later than twelve (12) Business Days after the end of such month, unaudited statements of the financial position of Seller as of the last day of such calendar month and statements of income and changes in financial position of Seller for the calendar month then ended. Such interim statements shall in all material respects (A) be consistent with, and prepared from, the books and records of Seller, (B) fairly present the financial condition and results of operations and cash flows of Seller as of the dates and for the periods indicated therein and (C) have been prepared in accordance with the Accounting Principles, except for (1) normal year-end audit adjustments (2) the omission of notes and schedules required by GAAP, and (3) adoption of ASC 606, once adopted by Seller.

(d) The Parties acknowledge that the information being provided to Buyer or its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents in connection with the transactions contemplated by this Agreement and each of the Transaction Documents is subject to the terms of that certain confidentiality agreement between Buyer and Seller, dated as of October 26, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Notwithstanding the foregoing, effective and conditioned upon the Closing, the confidentiality obligations of Buyer under the Confidentiality Agreement shall terminate solely with respect to the Contributed Assets and the Excluded Assets licensed to the Buyer and for the avoidance of doubt, all other confidentiality obligations of the Buyer under the Confidentiality Agreement shall remain in full force and shall survive the Closing..

5.4 Exclusivity. During the Pre-Closing Period, neither Seller nor the Company shall (and Seller and the Company shall cause their respective officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors, and other agents not to), directly or indirectly: (a) solicit, initiate or encourage (including by way of furnishing any information relating to Seller), induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or would reasonably be likely to lead to, an Acquisition Proposal; (b) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to facilitate or induce any effort or attempt to make or implement an Acquisition Proposal; (c) approve, endorse, recommend or enter into any Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring the Company or Seller to abandon or terminate its obligations under this Agreement; or (d) agree, resolve or commit to do any of the foregoing. Seller and the Company agree to notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal and provide Buyer with a description of the material terms and conditions thereof, including the identity of such Person. Seller and the Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than Buyer) concerning any proposal relating to an Acquisition Proposal. With respect to the Persons with whom discussions or negotiations have been terminated, Seller and the Company shall use their respective reasonable efforts to obtain the return or destruction of, in accordance with the terms of any applicable confidentiality agreement, any confidential information previously furnished to any such Person by Seller, the Company or any of their respective officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents. Seller shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement with respect to an Acquisition Proposal to which Seller or any of its Subsidiaries is a party, without the prior written consent of Buyer.

5.5 Efforts to Close; Consents and Filings.

(a) Each Party shall, and Seller shall cause the Company to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents and (ii) promptly, and in any event within ten (10) Business Days, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other filings and submissions that may be required under any other applicable Antitrust Law. Buyer shall pay for all filing fees under the HSR Act and any other applicable Antitrust Law. Notwithstanding the foregoing, each Party shall, and Seller shall cause the Company to, use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to obtain approval of the Massachusetts’ Attorney General’s Office and the Supreme Judicial Court of Massachusetts, sitting in single justice session. Seller shall pay for all filing and similar fees associated with the 8A Notice and obtaining the approval of the Massachusetts’ Attorney General’s Office.

(b) Seller shall, or shall cause the Company to, give promptly such notice to third parties and use commercially reasonable efforts to obtain such third party consents and estoppel certificates as Buyer may in its discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Transaction Documents.

(c) In respect of all matters related to the HSR Act and any other filings and submissions that may be required under any other applicable Antitrust Law, and excluding all matters associated with obtaining approval of the Massachusetts’ Attorney General’s Office and the Supreme Judicial Court of Massachusetts, sitting in single justice session, unless prohibited by applicable Law or by the applicable Governmental Authority, each of Buyer, the Company, and Seller shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority in respect of this Agreement and the Transaction Documents without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party reasonably apprised with respect thereto.

(d) In respect of all matters related to the HSR Act and any other filings and submissions that may be required under any other applicable Antitrust Law and including all matters associated with obtaining approval of the Massachusetts’ Attorney General’s Office and the Supreme Judicial Court of Massachusetts, sitting in single justice session, and excluding in all respects the Covenants, unless prohibited by applicable Law or by the applicable Governmental Authority, Buyer shall not be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Buyer, the Company, or any of their respective Affiliates, (ii) limit, or with respect to obtaining approval of the Massachusetts’ Attorney General’s Office and the Supreme Judicial Court of Massachusetts, sitting in single justice session, materially limit, Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or businesses or any of Buyer’s or its Affiliates’ other assets or businesses, or (iii) limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Membership Interests.

(e) Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby or (iii) materially delay the consummation of the transactions contemplated hereby.

5.6 Directors and Officers Indemnification Insurance.

(a) Before the Closing, Seller shall purchase a six-year prepaid “tail policy” for directors’ and officers’, fiduciary and employment practices liability insurance, on terms and subject to conditions reasonably acceptable to Buyer, with respect to matters arising on or before the Closing Date (the “Tail Policies”). Buyer shall use commercially reasonable efforts to cause the Company to maintain such policy in full force and effect for the full term of such policy. For the avoidance of doubt, “commercially reasonable efforts” for purposes of the immediately preceding sentence shall in no event include the payment by Buyer or the Company of any premium or other amounts.

(b) Buyer and the Company agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer, director, member, or manager of the Company as provided in the Company’s organizational documents, in each case as in effect on the date of this Agreement, shall survive the Closing and Buyer will not, and will not permit the Company to adversely amend, repeal or modify any provision of such organizational documents (unless required by Law) without the consent of such affected individuals, for at least six (6) years following the Closing Date.

(c) This Section 5.6 shall survive the Closing, is intended to benefit the Company and the indemnified Persons pursuant to this Section 5.6, shall be binding on all successors and assigns of the Company and shall be enforceable by the Persons entitled to indemnification, advancement of expenses, or exculpation pursuant to this Section 5.6 who shall be third-party beneficiaries of this Section 5.6 and each of whom may enforce the provisions of this Section 5.6.

5.7 Related Party Transactions. Except as set forth on Schedule 5.7, all intercompany and intracompany accounts or Contracts between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, shall be terminated and cancelled without any consideration or further Liability to any party and without the need for any further documentation, immediately prior to the Closing; provided, however, that Buyer may, it is sole discretion, require Seller and/or any of its Affiliates to provide prior to Closing evidence of any such termination and cancellation and release of all Liability in form and substance reasonably acceptable to Buyer (the “Related Party Transaction Terminations”).

5.8 Conversion. Prior to the Closing, Seller may elect, in its sole discretion, to convert the Company from a Delaware limited liability company to a public benefit limited liability company organized under the laws of Delaware, whether by merger, statutory conversion or by such other form of transaction as may be available under applicable Law (the “Company Conversion”), and the Buyer hereby agrees to cooperate with, and provide reasonable assistance to, the Seller in connection with effectuating the Company Conversion.

ARTICLE 6

OTHER COVENANTS AND AGREEMENTS

6.1 Agreements Regarding Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) For the avoidance of doubt, Seller shall timely prepare or cause to be prepared and file or cause to be filed, at Seller’s expense, all Tax Returns on which the Company’s income is required to be reported on a pass-through basis for any taxable period ending on or before the Closing Date and that are first due after the Closing Date (each a “Seller Return”). Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for any taxable period ending on or before the Closing Date or Straddle Period other than Seller Returns (each a “Buyer Return”), and Buyer shall permit Seller to review and comment on each such Buyer Return prior to filing. Buyer shall incorporate all reasonable comments provided by Seller to the extent such comments could reasonably be expected to impact the Final Closing Amount. Seller shall pay to Buyer an amount equal to any Seller Taxes due with any Buyer Return at least ten (10) days before the date on which Buyer or the Company would be required to pay such Taxes.

(b) Allocation of Tax Liability. For all purposes under this Agreement, in the case of any Tax for any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, payroll, sales or receipts be deemed equal to the amount which would be payable if such Straddle Period ended on the end of the Closing Date.

(c) Cooperation on Tax Matters. Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party (and at the expense of the requesting party), in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. For the avoidance of doubt, Buyer shall not be entitled to review Seller Returns.

(d) Tax Sharing Agreements. Seller shall cause all Tax sharing, distribution, or indemnification agreements providing for the sharing of Tax liabilities to which the Company, on one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, is a party to be terminated as of as of 12:01 a.m. Central time on the Closing Date and the Company to not be bound thereby or have any Liability thereunder with respect to any taxable period.

(e) Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp and other similar Taxes and fees (including any penalties and interest thereon but excluding, for the avoidance of doubt, any Income Taxes) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be borne (i) solely by Seller in connection with the Contribution, and (ii) with respect to the transactions contemplated by this Agreement other than the Contribution, fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer on the other hand when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Buyer shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation; provided that Buyer shall, at its own expense, prepare any such Tax Returns that are the primary responsibility of Buyer under applicable Law, and if required by applicable Law, Seller shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns. Each Party’s preparation of any Tax Returns described in this Section 6.1(e) shall be subject to the other Party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(f) Tax Controversies. Buyer shall give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding by any Governmental Authority with respect to any Tax liability of the Company (i) that is a Seller Tax for which Seller would be required to reimburse Buyer pursuant to Section 6.1(a) or (ii) that is a claim, suit, action or proceeding with respect to a Pre-Closing Tax Period and that would reasonably be expected to increase the Tax liability of Seller(a “Tax Claim”); provided, however, that the failure to give such prompt notice shall not affect Seller’s indemnification obligations under this Agreement except to the extent that Seller is materially prejudiced thereby. Seller shall at its own expense, defend any Tax Claim relating exclusively to income taxes of the Seller for a taxable period ending on or before the Closing Date, provided that Buyer shall have the right to participate in such Tax Claim at its own expense, and Seller shall not, without Buyer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), agree to any settlement or compromise of such Tax Claim. For any other Tax Claim, Seller shall have the right to participate in such Tax Claim at its own expense, and neither Buyer nor the Company shall, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), agree to any settlement or compromise of such Tax Claim. For the avoidance of doubt, Buyer shall have no rights with respect to any suit, audit or proceeding by any Governmental Authority relating to or with respect to Seller Returns, which shall be controlled in all respects by Seller. In the event of any conflict between the provisions of this Section 6.1(f) and Section 9.4 with respect to any Tax suit, audit, or proceeding, the provisions of this Section 6.1(f) shall control.

(g) Agreed Tax Treatment. The Parties intend the transactions contemplated by this Agreement to constitute for United States federal Income Tax purposes and applicable other Income Tax purposes an acquisition by Buyer of the assets of the Company; the Parties shall report the transactions contemplated by this Agreement consistent with such treatment for all applicable Tax purposes and shall not take any Tax position inconsistent with such treatment unless otherwise required by a determination within the meaning of Code Section 1313(a).

(h) Allocation of Purchase Price. No later than 60 days following the determination of the Final Net Working Capital, Buyer shall prepare and provide to Seller a proposed allocation of the Purchase Price (along with other items of consideration for United States federal Income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and the principles set forth in Exhibit H (as finally determined, and subject to any further amendment, in each case pursuant to this Section 6.1(h), the “Allocation”) for Seller’s review and comment. Seller shall have thirty (30) days to review the determinations set forth in the Allocation. If Seller disagrees with any determinations set forth on the Allocation, Seller shall deliver a written notice to Buyer setting forth its objections. Unless Seller delivers such notice to Buyer within the thirty (30) day review period, Seller shall be deemed to have accepted the determinations set forth in the Allocation. If Seller delivers the notice to Buyer within the thirty (30) day review period, Buyer and Seller shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed determinations. Any dispute among Buyer and Seller shall be resolved by the Accountants in accordance with the dispute resolution mechanism set forth in Section 2.4(d), mutatis mutandis, provided that the resolution of the Accountants shall be limited to whether or not the Allocation was made in accordance with the principles set forth in Exhibit H. In case of any adjustment to the Purchase Price (or any other item of consideration for United States federal Income Tax purposes), requiring an amendment to the Allocation, Buyer shall amend the Allocation in accordance with the principles set forth in this Section 6.1(h) and provide such amended allocation to Seller (which, subject to the dispute resolution provisions set forth in this Section 6.1(h), shall become the Allocation). The Parties agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with this Section 6.1(h), except as otherwise required by a determination within the meaning of Code Section 1313(a).

6.2 Further Assurances.

(a) Each of the Parties agrees that subsequent to the Closing, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary to carry out the transactions contemplated by this Agreement and the Transaction Documents (including cooperating with the other Parties to obtain any consent, approval or authorization necessary to preserve for the Company any rights or benefits under any lease, license, commitment or other Contract to which Seller or the Company is a party that was not obtained prior to the Closing) or to vest, perfect or confirm ownership by Buyer of the Membership Interests.

(b) If, following the Closing, any right, property or asset that would constitute an Excluded Asset is found to have been transferred to Buyer or its Affiliates in error, either directly or indirectly, Buyer shall transfer, or shall cause its Affiliates to transfer, at no cost, such right, property or asset (and any related Liabilities) as soon as practicable to Seller. If, following the Closing, any right, property or asset that would constitute a Contributed Asset is found to have been retained by Seller in error, either directly or indirectly, Seller shall transfer, or shall cause its Affiliates to transfer, at no cost, such right, property or asset (and any related Liabilities) as soon as practicable to Buyer or an Affiliate indicated by Buyer in writing. Prior to any such transfer in accordance with this Section 6.2(b), Buyer and Seller, as applicable, shall hold such right, property or asset (and any related Liabilities) in trust for the use and benefit and burden of Buyer or Seller, as applicable.

(c) After the Closing, if any payments due with respect to the Contributed Assets are paid to Seller or any of its Affiliates (including any payments from any customer under any Contracts that constitute Contributed Assets), unless such payment is in respect of an Excluded Asset, Seller shall remit, or shall cause such Affiliate to remit, by wire transfer, such payment to an account indicated by Buyer in writing promptly after receipt thereof. After the Closing, if any payments due with respect to the Excluded Assets or the Excluded Liabilities (as defined in the Contribution Agreement) that are not included in the Contributed Assets are paid to Buyer or any of its Affiliates, Buyer shall remit, or shall cause such Affiliate to remit, by wire transfer, such payment to an account indicated by Seller in writing promptly after receipt thereof.

6.3 General Release.

(a) Effective upon, and conditioned upon the occurrence of, the Closing, Seller, on Seller’s own behalf and on behalf of Seller’s heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or under Seller (collectively, the “Releasing Parties”), hereby (i) irrevocably waives, releases, acquits and forever discharges the Company and each of their respective present and former officers, directors, managers, employees and other agents (collectively, the “Releasees”) from, any and all Liabilities of any kind or nature whatsoever arising on or prior to the Closing and (ii) agrees that no Releasing Party will bring or voluntarily participate in or assist any Proceeding that relates to any matter released pursuant to this Section 6.3. Notwithstanding the foregoing, the Releasing Parties do not waive or release (i) any rights based upon, arising out of or relating to rights in favor of the Releasing Parties created pursuant to the terms of this Agreement and the Transaction Documents, or the transactions contemplated hereunder or thereunder, (ii) rights to any unpaid ordinary course employment compensation due to such Releasing Party or (iii) except as otherwise provided in Section 9.10, any rights to indemnification pursuant to the organizational documents of the Company as a result of such Releasing Party’s service to the Company.

(b) The Releasing Parties understand and agree that the releases provided in Section 6.3(a) above extend to all claims released above whether known or unknown, suspected or unsuspected. As to those matters released herein only, the Releasing Parties waive and relinquish any and all rights they may have under California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”

The Releasing Parties hereto expressly waive and release any rights and benefits which they have or may have under any similar Law or rule of any other jurisdiction pertaining to the matters released herein. It is the intention of the Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release the claims set forth above. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

6.4 Public Announcements. The initial press release announcing the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and Seller, and shall not be issued before the approval of each of Buyer and Seller. No Party shall issue or cause the publication of any press release or other public announcement relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby (whether before or after the Closing) without the prior written consent of Buyer and Seller (which consent shall not be unreasonably withheld or delayed), except as any Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise Buyer and Seller before making such disclosure). Notwithstanding the foregoing or anything else to the contrary set forth herein or in the Confidentiality Agreement, effective as of the date hereof, no Party or its Affiliates shall be restricted in any way from making public announcements with respect to a Covenant Report, the Mission Covenants or the Privacy Covenants.

6.5 Mission Covenants; Privacy Covenants. For a period of five (5) years following the Closing Date, Buyer agrees to perform the actions as set forth on and in accordance with Schedule 6.5(a) (such actions set forth on Schedule 6.5(a), the “Mission Covenants”) and Schedule 6.5(b) (such actions set forth on Schedule 6.5(b), the “Privacy Covenants”, and together with the Mission Covenants, the “Covenants”) attached hereto; provided, however, nothing set forth on Schedule 6.5(a), Schedule 6.5(b), or in this Section 6.5 will restrict Buyer from taking any action (i) reasonably necessary to comply with applicable Laws or (ii) reasonably necessary to comply with any agreement of the Company as in effect at the Closing.

6.6 Monitoring Covenants.

(a) Records. Buyer shall keep and maintain reasonably detailed records concerning its compliance with each of the Covenants, which records Buyer shall keep and maintain for, at minimum, a period of five (5) years after the Closing Date.

(b) Annual Reports. With respect to the Mission Covenants, Buyer shall provide to Seller annual reports (the “Covenant Reports”) every twelve (12) months for a period of five (5) years after the Closing, which shall include information reasonably necessary to enable the Seller to evaluate the history and status of Buyer’s compliance with each of the Covenants. The Covenant Report shall include qualitative information, as well as objective, quantifiable performance metrics to the extent relevant and reasonably practicable. Buyer shall deliver each Covenant Report within sixty (60) days following the first, second, third, fourth, and fifth anniversaries of the Closing. To the extent that the Covenant Report contains Covenant Confidential Information, the parties shall reasonably agree upon the removal or redaction of such confidential or proprietary information, or other appropriate modifications to the report to address the presence of Covenant Confidential Information in a way that maintains the general substance of the report, prior to publicly releasing such Covenant Report (a “Public Covenant Report”). As promptly as practicable following agreement upon such Public Covenant Report, Buyer shall publicly post such Public Covenant Report on the 2U.com website for a period of at least 12 months. Seller shall also be entitled to publicly post such Public Covenant Report on its own website.

(c) SOC-2 Type 2 Report. Buyer shall provide to Seller its then-current SOC-2 Type 2 report for a period of five (5) years after the Closing. Buyer shall deliver each such report within sixty (60) days following completion of each such report.

(d) Annual Meetings. Buyer’s chief executive officer shall make himself available to meet with one or more representatives of Seller’s board of directors (as determined by Seller) once every twelve (12) months for a period of five (5) years after the closing (plus an extended period to accommodate the final such meeting) for the purpose of Buyer providing a detailed review of the applicable annual report, and to answer questions and receive feedback from Seller’s board regarding such compliance with the Covenants. It is expected that such meeting would take place within 30 days following the delivery of each annual report. At each such meeting, the parties shall also discuss ways to continually improve the presentation, format and general content expectations for the following year’s annual report.

(e) Notice. For a period of five (5) years after the Closing, as promptly as reasonably practicable after Buyer becomes aware of a material breach of any Covenant (each, a “Covenant Breach”), Buyer shall provide to Seller a written notice (the “Buyer’s Breach Notice”) setting forth: (i) a description with respect to such Covenant Breach in reasonable detail to allow Seller to evaluate such Covenant Breach, and (ii) Buyer’s proposed corrective action plan with respect to such Covenant Breach and the anticipated timeline of implementation during the Cure Period.

6.7 Use of Name.

(a) Except where required by applicable Law, Seller shall, for itself and its Affiliates, as promptly as is practicable following the Closing (but in no event more than sixty (60) days following the Closing Date), change its name and cease and discontinue all uses of the “edX Inc.” name or any variations thereof for all purposes whatsoever, except as otherwise set forth in a Transaction Document (except that such name may be referred to as a former name in any Tax or other filing required to be made with any Governmental Authority) including, on any signage on any offices or facilities of Seller.

(b) Prior to the fifth anniversary of the Closing Date, Buyer agrees not to change its name from “2U, Inc.” to “edX Inc.” (or similar derivation thereof).

6.8 Employment and Benefit Matters.

(a) Provision of Benefits. For the period commencing at the Closing Date and ending twelve (12) months after the Closing Date, the Buyer agrees to cause the Company to provide the employees of the Company who remain employed after the Closing Date, the employees of Seller who become employed by the Company after the Closing Date, and the non-employee service providers of the Company based in India, United Kingdom and Spain who remain in service or who commence service with the Company after the Closing Date (collectively, the “Business Employees”) with: (i) base salary, base rate of pay, hourly wages, or service provider fees which are no less than the base salary, base rate of pay, hourly wages, or service provider fees provided by the Company or Seller, as applicable, immediately prior to the Closing; (ii) target annual cash bonus opportunities, if any, which are no less than the target annual cash bonus opportunities provided by the Company or Seller, as applicable, immediately prior to the Closing; and (iii) retirement and welfare benefits that are substantially comparable in the aggregate to those provided by the Company or Seller, as applicable, immediately prior to the Closing. Buyer will treat, and cause the applicable benefit plans to treat, the service of the Business Employees with the Company or Seller, as applicable, attributable to any period before the Closing Date as service rendered to Buyer or any Subsidiary of Buyer for purposes of eligibility and vesting under Buyer’s vacation program, health or welfare plan(s) maintained by Buyer, and Buyer’s 401(k) Plan, except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Business Employee participates in any group health plan of Buyer following the Closing Date, Buyer shall use commercially reasonable measures to (A) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any group health plan of Buyer to be waived with respect to the Business Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Business Employee participated immediately prior to the Closing Date, and (B) any deductibles paid by Business Employee under the Employee Benefit Plans that are group health plans, as applicable, in the plan year in which the Closing Date occurs shall be credited towards deductibles under the group health plans of Buyer or any Subsidiary of Buyer.

(b) Buyer and the Company shall not terminate any Business Employee other than for cause for a period of one (1) year after the Closing Date (the “Post-Closing Period”); provided, however, that Buyer and the Company shall be permitted to terminate any Business Employee without cause during the Post-Closing Period if Buyer or the Company, as applicable, provides such Business Employee with a severance payment equal to such Business Employee’s base salary multiplied by a fraction, the numerator of which is equal to the days remaining in the Post-Closing Period as of the termination date; and the denominator of which is equal to the total number of days in the Post-Closing Period.

(c) Buyer currently maintains a tax qualified retirement plan (the “Buyer 401(k) Plan”). Buyer intends to permit the Business Employees to participate in the Buyer 401(k) Plan as soon as administratively practicable following the Closing Date, and further intends to permit such Business Employees to make a direct rollover of any eligible rollover distributions from the tax qualified retirement plan maintained by Seller (the “Seller 401(k) Plan”). Seller shall provide Buyer with such records and documents as Buyer may reasonably request relating to such rollover and shall cooperate with Buyer (and cause the trustees of the Seller 401(k) Plan to cooperate with Buyer) to effectuate any rollovers to the Buyer 401(k) Plan by the Business Employees, to the extent the Business Employees elect to rollover any such assets into the Buyer 401(k) Plan.

(d) Nothing in this Agreement shall confer upon any Business Employee any right to continue in the employ or service of Buyer or any affiliate of Buyer, or shall interfere with or restrict in any way the rights of Buyer, which rights are hereby expressly reserved, to discharge or terminate the services of any Business Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall (i) be deemed or construed to be an amendment or other modification of any Employee Benefit Plan, any incentive compensation plan, health and welfare benefit plan of the Buyer or Buyer 401(k) Plan, or (ii) create any third party rights in any current or former employee, director or other service provider of Buyer, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof).

6.9 Contribution. Seller and the Company: (a) except as permitted under the Contribution Agreement, will not amend, rescind, or otherwise modify the Contribution Agreement without Buyer’s express written consent (which consent may be withheld in Buyer’s sole discretion), and (b) will effect the Contribution pursuant to and in accordance with the Contribution Agreement (other than for any de mininis exceptions), which such Contribution shall become effective in accordance with the terms of the Contribution Agreement as of immediately prior to the Closing.

6.10 Transition Services Agreement. The parties shall negotiate in good faith the terms of a transition services agreement consistent with the terms set forth on Exhibit I attached hereto (“Transition Services Agreement”) and on other customary terms, to be entered into by Buyer and Seller, or an Affiliate thereof, upon the Closing.

6.11 Non-Solicitation of Employees. Seller agree that from and after the Closing Date until the first anniversary of the Closing Date, it shall direct its internal recruiting function not to hire or solicit for employment, or request or induce any Business Employee to terminate his or her employment with the Buyer or any of its current or future Subsidiaries; provided, however, that the foregoing shall not apply (a) to solicitations made by job opportunity advertisements or headhunter searches not targeting the Business Employees, (b) with respect to any employee who has been terminated (except to the extent set forth in clause (c) below) by the Buyer or any of its current or future Subsidiaries (or has voluntarily left his or her employment) more than six (6) months prior to such solicitation or hiring, or (c) with respect to any employee who has been terminated by the Buyer or any of its current or future Subsidiaries for non-performance reasons (or who has voluntarily left his or her employer for “good reason” or a similar concept under any such employee’s employment agreement or applicable Law) after the Closing.

6.12 Conversion of Buyer Entity.

(a) At or immediately following the Closing, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to cause the Contributed Assets to be held, or continue to be held, by a public benefit limited liability company, a public benefit corporation, or similar public interest entity organized under the laws of Delaware or another jurisdiction. As soon as reasonably practicable following the date on which Seller changes its name in accordance with Section 6.7(a), Buyer shall cause such public benefit limited liability company, public benefit corporation, or similar public interest entity holding the Contributed Assets to change its name to “edX PBC” or “edX PBLLC” as applicable, and maintain such name until at least the fifth anniversary of the Closing Date.

(b) On or prior to six (6) months following the Closing Date, Buyer shall form a committee of its Board of Directors (the “Committee”) to explore converting Buyer from a Delaware corporation to a public benefit limited liability company, a public benefit corporation, or similar public interest entity organized under the laws of Delaware or another jurisdiction, whether by merger, statutory conversion or by such other form of transaction as may be available under applicable Law (the “Buyer Conversion”). The Committee will seek input from shareholders, customers, and other stakeholders regarding such Buyer Conversion before taking any further action. Notwithstanding anything to the contrary contained in this Section 6.12, Buyer will not be required to take any action with regard to a Buyer Conversion (i) that would be reasonably likely to cause an adverse effect on the business, condition (financial or otherwise), results of operations, Assets or Liabilities of Buyer, the Company or any of their Affiliates, or (ii) that the Committee deems to be not in the best interest of the Buyer and its stockholders.

6.13 Contact Lists. Buyer hereby agrees and acknowledges that after the Closing, the Seller shall have the right to retain copies of and use lists of Institution contacts that are in Seller’s possession as of the Closing; provided, however, that Seller may not disclose the lists of Institution contacts to any other Person or use such lists in any manner that would reasonably be expected to be detrimental to the business or operations of Buyer or the Company. Seller’s rights under this Section 6.13 remain subject to the terms of the Confidentiality Agreement in all respects.

6.14 Retained Patents. Seller hereby covenants that Seller will not sue, or assert any claim against, or otherwise participate in any action or proceeding against Buyer, or its Affiliates, distributors, resellers, customers, or service providers (in each case, acting in their capacity as such), or cause any third party to do any of the foregoing, in any such case claiming or otherwise asserting that the research, development, manufacture, having manufactured, use, importation, offering for sale or sale of products or services of Buyer or its Affiliates infringes Patent No. 10,469,547 (“Retained Patent”). Seller will impose the foregoing covenant not to sue on any third party to which Seller may assign, exclusively license or otherwise transfer the Retained Patent. Notwithstanding the foregoing, the covenants set forth in this Section 6.14 shall not prevent Seller from asserting the Retained Patent in any counterclaim made by Seller or its Affiliates against Buyer.

ARTICLE 7

CLOSING; CLOSING CONDITIONS

7.1 Closing. Subject to the satisfaction or waiver of the conditions to Closing set forth in this Article 7 (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), the closing of the purchase and sale of the Membership Interests (the “Closing”) shall be effected by exchanging true, complete and accurate copies of executed originals via electronic mail or overnight courier service at 10:00 a.m. local time on the date that is no later than the third Business Day following the satisfaction or waiver by the Party entitled to the benefit thereof of the conditions to Closing set forth in Article 7 (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), unless the Parties agree to effect the Closing at any other place, time or date. The date on which the Closing occurs is referred to herein as the “Closing Date.”

7.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing, any of which may be waived only in writing by Buyer in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties contained in Sections 3.1(a) (Authorization), 3.2 (Capitalization; Formation) (other than Section 3.2(e)) and 3.8(a) (No Material Adverse Effect) shall be true and correct in all respects on and as of the date hereof and at and as of the Closing as if made on and as of the Closing Date except for any inaccuracies that are de minimis, individually or in the aggregate.

(ii) Each of the representations and warranties contained in Article 3 (other than those referenced in Section 7.2(a)(i)) shall be true and correct in all respects on and as of the date hereof and at and as of the Closing as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct, has not had a Material Adverse Effect.

(b) Performance of Covenants. Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing, except for Section 5.1(b)(xxiv) and Section 6.9, which Seller and the Company, as applicable, shall have performed in all respects.

(c) Governmental Approvals. The following conditions shall have been satisfied:

(i) All applicable waiting periods under the HSR Act shall have expired or been terminated; and

(ii) The approval of the Massachusetts Attorney General related to the 8A Notice, and, if required in the view of Massachusetts Attorney General, approval of the Supreme Judicial Court of Massachusetts, sitting in single justice session, related to the 8A Notice, shall have been obtained.

(d) No Orders or Proceedings. No Order or Law shall have been entered or adopted or be in effect, and no Proceeding shall be pending or overtly threatened by any Governmental Authority, that would reasonably be expected to enjoin, prevent, restrain or materially delay consummation of any of the transactions contemplated by this Agreement or the Transaction Documents, declare unlawful any of the transactions contemplated by this Agreement or the Transaction Documents or cause any of the transactions contemplated by this Agreement or the Transaction Documents to be rescinded following consummation.

(e) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(f) Deliveries by Seller and the Company. At the Closing, Seller and the Company shall have delivered or caused to be delivered to Buyer:

(i) original certificates representing all outstanding Equity Securities of the Company to the extent they are certificated, and stock powers or assignments evidencing the conveyance of the Membership Interests duly executed in blank;

(ii) a certificate executed and delivered by the Company and Seller, dated the date of the Closing, stating that the conditions specified in Sections 7.2(a) and 7.2(b), have been satisfied as of the Closing;

(iii) a certificate executed and delivered by the Secretary or comparable representative of the Company and Seller, attesting and certifying as to (A) the organizational documents of the Company or Seller, and the certificate of incorporation or comparable organizational document of the Company or Seller, and (B) copies of resolutions of the board of directors (or comparable governing body) of the Company or Seller and, if required by applicable law, the equity holders of the Company or Seller, adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which the Company or Seller is a party;

(iv) a certificate of good standing for the Company and Seller issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization and each other jurisdiction where the Company is qualified to do business;

(v) executed payoff letters for the Payoff Indebtedness in form and substance reasonably acceptable to Buyer, which include a per diem interest amount and an authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Payoff Indebtedness and to enable the release of any Liens relating thereto upon payment of such Payoff Indebtedness, along with wire transfer instructions for each holder of such Payoff Indebtedness;

(vi) the minute book, stock ledgers and stock records or comparable records of the Company;

(vii) an IRS Form W-9, duly completed and executed by Seller;

(viii) resignations from each of the officers and directors of the Company (excluding the officers and directors of the Seller, in their capacity as such);

(ix) the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(x) Microbachelors and Micromasters Trademark License Agreement, duly executed by Seller;

(xi) edX and Open edX Trademark License Agreement, duly executed by Seller and the Company;

(xii) Platform Software Code License Agreement, duly executed by Seller;

(xiii) evidence that Seller has obtained the Tail Policies;

(xiv) the independently reviewed interim balance sheets of Seller as of March 31, 2020 and 2021 and the related reviewed activities and changes in net assets and cash flows for quarter and the nine months then ended;

(xv) the quarterly unaudited consolidated balance sheet of Seller as of March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 and the related quarterly unaudited statements of activities and changes in net assets and cash flows;

(xvi) the independently reviewed, consolidated balance sheets of Seller as of December 31, 2020 and the related statements of activities and changes in net assets and cash flows for the year then ended;

(xvii) the audited consolidated balance sheets of Seller as of June 30, 2021 and the related audited statements of activities and changes in net assets and cash flows for the fiscal year then ended, if applicable (the financial statements being delivered pursuant to Section 7.2(f)(xiv) through Section 7.2(f)(xvii) collectively, the “Updated Financial Statements”); and

(xviii) the proforma adjustments required to conform Seller to a for-profit status and to comply with United States Securities and Exchange Commission Regulation S-X for the Updated Financial Statements and the Financial Statements set forth in Section 3.6(a)(ii);

Unless otherwise specifically provided herein, all proceedings to be taken by Seller and the Company pursuant to Section 7.2(f)(i) through Section 7.2(f)(xiii), and all agreements, certificates, instruments and other documents required to be delivered by Seller and the Company pursuant to Section 7.2(f)(i) through Section 7.2(f)(xiii), shall be reasonably satisfactory in form and substance to Buyer.

7.3 Conditions to the Company’s and Seller’s Obligations. The obligation of the Company and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing, any of which may be waived only in writing by Seller in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization) and 4.8 (Sufficient Funding) shall be true and correct in all respects on and as of the date hereof and at and as of the Closing as if made at and as of the Closing, except for any inaccuracies that are de minimis, individually or in the aggregate.

(ii) Each of the representations and warranties contained in Article 4 (other than those referenced in Section 7.3(a)(i)) that are subject to materiality, material adverse effect or similar qualifications or exceptions shall be true and correct in all respects on and as of the date hereof and at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all respects as of such date), and each of the representations and warranties contained in Article 4 (other than those referenced in Section 7.3(a)(i)) that are not subject to materiality, material adverse effect or similar qualifications or exceptions shall be true and correct in all material respects on and as of the date hereof and at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance of Covenants. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing.

(c) Governmental Approvals. The following conditions shall have been satisfied:

(i) All applicable waiting periods under the HSR Act shall have expired or been terminated; and

(ii) The approval of the Massachusetts Attorney General related to the 8A Notice, and, if required in the view of Massachusetts Attorney General, approval of the Supreme Judicial Court of Massachusetts, sitting in single justice session, related to the 8A Notice, shall have been obtained.

(d) No Orders or Proceedings. No Order or Law shall have been entered or adopted or be in effect, and no Proceeding shall be pending or overtly threatened by any Governmental Authority, that could reasonably be expected to enjoin, prevent, restrain or materially delay consummation of any of the transactions contemplated by this Agreement or the Transaction Documents, declare unlawful any of the transactions contemplated by this Agreement or the Transaction Documents or cause any of the transactions contemplated by this Agreement or the Transaction Documents to be rescinded following consummation.

(e) Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (or on behalf of Seller):

(i) wire transfer(s) in accordance with Section 2.3;

(ii) a certificate executed and delivered by Buyer, dated the date of the Closing, stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied as of the Closing;

(iii) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(iv) Microbachelors and Micromasters Trademark License Agreement, duly executed by the Buyer;

(v) Platform Software Code License Agreement, duly executed by the Buyer; and

(vi) copies of the R&W Insurance Policies and evidence that the R&W Insurance Policies remains bound and in effect on the Closing Date.

Unless otherwise specifically provided herein, all proceedings to be taken by Buyer pursuant to this Section 7.3, and all agreements, certificates, instruments and other documents required to be delivered by Buyer pursuant to this Section 7.3, shall be reasonably satisfactory in form and substance to Seller.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer if at any time (i) any of the representations or warranties of Seller in Article 3 is or becomes untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(b)) or (ii) there has been a breach on the part of the Company or Seller of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(b)) (any such breach in clauses (i) or (ii), a “Terminating Seller Breach”), provided, however, that, if such Terminating Seller Breach is curable by the Company or Seller, Buyer may terminate this Agreement under this Section 8.1(b) only if such Terminating Seller Breach has not been cured by the Company or Seller prior to the earlier of (i) thirty (30) calendar days after receipt by the Seller of written notice from Buyer of such Terminating Seller Breach and (ii) any shorter period of time that remains between the date the Buyer delivers written notice of such breach and the Outside Date; provided, further, that Buyer shall not be entitled to terminate pursuant to this Section 8.1(b) if such inaccuracy or breach was primarily caused by the failure of Buyer to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing; and provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Buyer if it is then in breach of any representation or warranty or any covenant or agreement contained in this Agreement such that the Company or Seller has the right to terminate this Agreement pursuant to Section 8.1(c).

(c) by Seller if at any time (i) any of the representations or warranties of Buyer in Article 4 is or becomes untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(c)) or (ii) there has been a breach on the part of Buyer of any of its covenants or obligations contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(c)), which breach cannot be cured by Buyer by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days after delivery of notice thereof by Seller to Buyer or any shorter period of time that remains between the date Seller delivers written notice of such breach and the Outside Date; provided that Seller shall not be entitled to terminate pursuant to this Section 8.1(c) if such inaccuracy or breach was primarily caused by the failure of the Company or Seller to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing; and provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Seller if it is then in breach of any representation or warranty or any covenant or agreement contained in this Agreement such that Buyer has the right to terminate this Agreement pursuant to Section 8.1(b).

(d) by either Buyer or Seller if the Closing has not occurred on or before the one year anniversary of the date hereof (the “Outside Date”), provided that the party seeking to terminate shall not be entitled to terminate pursuant to this Section 8.1(d) if the failure of the Closing to occur was primarily caused by the failure of Buyer (if it is seeking to terminate) or Seller or the Company (if Seller is seeking to terminate) to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of any of the conditions specified in Article 7; or

(e) by either Buyer or Seller if a Law is enacted, adopted, promulgated or enforced, and such Law has become final and nonappealable, that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any Order of any Governmental Authority having competent jurisdiction, and such Order has become final and nonappealable (any such restraint in this Section 8.1(e) a “Legal Restraint”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose breach of any provision of this Agreement results in or causes such Legal Restraint.

In the event of termination pursuant to this Section 8.1, written notice thereof (specifying the subsection of this Section 8.1 pursuant to which such termination is being made and describing in reasonable detail the basis therefor) shall forthwith be delivered to the other parties hereto.

8.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall immediately terminate and have no further force and effect and there shall be no Liability on the part of any Party to any other Party under this Agreement, except that (a) the covenants and agreements set forth in Section 6.4, this Section 8.2 and Article 10 and all definitions herein necessary to interpret any of the foregoing provisions shall remain in full force and effect and survive such termination indefinitely and (b) nothing herein shall relieve any party from liability for any intentional and knowing breach of this Agreement prior to such termination.

ARTICLE 9

INDEMNIFICATION

9.1 Survival. Except for the covenants and agreements that explicitly contemplate performance at or after the Closing, which shall survive the Closing in accordance with their terms (or until fully performed in accordance with their terms), the representations, warranties, covenants and agreements of the Parties in this Agreement and the other Transaction Documents or in any other document contemplated hereby or thereby, or in any certificate delivered hereunder or thereunder, and the right of an Indemnified Party to bring an indemnification claim under this Article 9 in respect of any breach thereof, shall terminate effective immediately at the Closing or upon termination of this Agreement in accordance with Article 8, and there shall be no liability in respect thereof to the maximum extent permitted by Law, other than as set forth in Section 10.11. The indemnification obligations under Sections 9.2(a) and 9.3 shall continue until the date which is sixty (60) days after all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) bar any claims regarding a breach thereof and thereafter shall terminate. The indemnification obligations under Section 9.2(b) shall continue until the date which is one (1) year after the Closing Date and thereafter shall terminate. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated by this Section 9.1. Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in good faith in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article 9, and the Indemnifying Party shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (for which the Indemnified party is entitled to hereunder and subject to any applicable limitations herein), regardless of when such Losses are incurred.

9.2 Indemnification by Seller. Subject to the provisions of this Article 9, from and after the Closing, Seller agrees to indemnify and hold harmless Buyer Indemnified Parties from and against, and pay or reimburse Buyer Indemnified Parties for, any and all Losses suffered, sustained or incurred by any Buyer Indemnified Party as a result of or arising out of:

(a)	Fraud committed by Seller or the Company; and

(b)	the matters identified on Schedule 9.2(b).

9.3 Indemnification by Buyer. Subject to the provisions of this Article 9, from and after the Closing, Buyer agrees to indemnify and hold harmless Seller Indemnified Parties from and against, and pay or reimburse Seller Indemnified Parties for, any and all Losses suffered, sustained or incurred by any Seller Indemnified Party as a result of or arising out of Fraud committed by Buyer.

9.4 Indemnification Procedure.

(a) In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such Third Party Claim to the Indemnifying Party within thirty (30) days after receiving written notice of such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and include reasonable supporting documentation related thereto (as applicable) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall be entitled, by giving notice to the Indemnified Party not later than thirty (30) days after receipt of such notice of such Third Party Claim, to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and/or to assume the defense thereof (subject to the limitations set forth below) at such Indemnifying Party’s expense by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense.

(b) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Party controlling such Third Party Claim shall keep the non-controlling Party reasonably advised of the status of such Third Party Claim and shall consider in good faith recommendations made by the non-controlling Party with respect thereto.

(c) If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party assumes control of such defense and (ii) any fees and expenses of such separate counsel if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or that the Indemnified Party and the Indemnifying Party may have conflicting, or adverse legal positions or interests with respect to such Third Party Claim.

(d) If the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim, unless the Indemnified Party and its Affiliates are given an express and unconditional full release of any and all Liability by all relevant parties to the claim, no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates, and all monetary Losses payable under the settlement or consent are being paid by the Indemnifying Party.

(e) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party reasonably believes that the Losses relating to the claim are reasonably likely to exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Article 9, (iv) there exists, or would reasonably be expected to, exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (v) the Third Party Claim involves a material customer or material supplier of the Indemnified Party with whom the Indemnified Party has a continuing business relationship, (vi) the Third Party Claim primarily involves Taxes (which shall be governed exclusively by Section 6.1(f)), or (vii) the R&W Insurer has exercised a right to defend the Third Party Claim under the R&W Policy.

(f) Any claims by an Indemnified Party on account of a Loss that is entitled to indemnification under this Agreement which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (a “Direct Claim Notice”), but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all written documents relating thereto and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such Direct Claim Notice to respond in writing to such Direct Claim. The Indemnified Party shall provide reasonable access during normal business hours to the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not provide written notice to the Indemnified Party that it disputes such Direct Claim within thirty (30) calendar days after its receipt of such Direct Claim Notice, such Direct Claim will be conclusively deemed a Loss subject to indemnification hereunder.

(g) Notwithstanding anything to the contrary contained herein, to the extent the procedures in this Section 9.4 are in conflict with the procedures in the R&W Policy with regard to matters such as notice, control, settlement or defense of claims, the procedures in the R&W Policy shall control, but this Section 9.4 shall not relieve the Indemnified Party from its obligations hereunder to give notice to the Indemnifying Party.

9.5 Net Recoveries.

(a) The Parties agree to use commercially reasonable efforts to obtain available recoveries from any third party insurer (including, with respect to Buyer, from the R&W Insurer). The amount of any Losses for which indemnification shall be available pursuant to this Article 9 shall be reduced by any insurance proceeds actually received from a third party insurer by an Indemnified Party in connection with the matter giving rise to such Losses (net of the amount of costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof and any applicable deductibles, retentions or similar costs or payments or increased premiums) (“Net Recoveries”). If an Indemnified Party or any of its Affiliates actually receives a Net Recovery with respect to any Losses after an Indemnifying Party has actually made a payment under this Article 9 to such Indemnified Party or its Affiliates with respect to such Losses, such Indemnified Party shall promptly pay over to the Indemnifying Party that amount, if any, that such Indemnifying Party would not have been required to pay to such Indemnified Party or its Affiliate if such Net Recovery had been received prior to such payment by the Indemnifying Party (or, if such amount was paid from the Indemnity Escrow Fund and the final date for release of the Indemnity Escrow Fund has not passed, to the Escrow Agent to be held with the balance of the Indemnity Escrow Fund in accordance with the Escrow Agreement). For the avoidance of doubt, any claim for indemnification under this Article 9 may be made prior to or concurrently with any efforts to obtain available recoveries from any third party insurer, and nothing in this Section 9.5 shall delay the time for making any indemnification payment under this Agreement.

(b) Except in the case of a claim for Fraud, the Indemnity Escrow Amount shall be the sole and exclusive source of recovery for Losses for which the Buyer Indemnified Parties shall be entitled to recover pursuant to Section 9.2(b). The Parties hereby agree that the Indemnity Escrow Amount shall not be a source of recovery with respect to any Losses other than pursuant to Section 9.2(b). The limitations specified in this Section 9.5(b) shall not be deemed to limit the rights of Buyer Indemnified Parties with respect to the R&W Insurer provided under the R&W Policy.

(c) Notwithstanding anything to the contrary herein, the Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement with respect to any Losses to the extent that the type and amount of such Losses were reflected in the calculation of the Final Closing Amount under Section 2.4.

9.6 Materiality Qualifications. Notwithstanding anything to the contrary contained herein, solely for purposes of this Article 9 for determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement, and (b) the amount of Losses arising from such a breach for which the Buyer Indemnified Parties are entitled to indemnification under this Agreement and, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty), except for Section 3.8(a) and the definitions of “Top Vendor”, “Top Customer”, and “Top Institution”.

9.7 Indemnification as Sole Remedy. Following the Closing, the indemnification provided for in this Article 9 shall be the sole and exclusive remedy and recourse for any and all claims arising out of or relating to this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, other than (a) as set forth in Section 10.11, (b) as set forth in Section 2.4 or (c) under the Escrow Agreement, the Trademark License Agreements, the Platform Software Code License Agreement or the Transition Services Agreement. No Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. Notwithstanding the foregoing or anything else in this Agreement to the contrary, in the case of Fraud, Buyer or Seller, as applicable, shall have all remedies available under this Agreement or otherwise without giving effect to any of the survival periods, baskets, deductibles, caps, disclaimers, waivers, releases and any other limitations contained in this Agreement. The Parties have specifically relied upon the limited remedies provided in Section 10.11, Article 9, and Section 2.4 in agreeing to the Purchase Price and the terms and conditions of this Agreement.

9.8 Payment. If any amount owed under this Article 9 is not paid within ten (10) days after a final settlement among the Indemnifying Parties and the Indemnified Parties or a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party (either, a “Final Determination”), such amount shall bear interest at the rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law, and the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this Article 9, and no limitation in this Article 9 shall apply to any such interest or reimbursement.

9.9 Purchase Price Adjustment. Any indemnification received under this Article 9 and any adjustments under Section 2.4 shall be treated by Buyer, Seller and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price, including for Income Tax purposes.

9.10 No Circular Recovery. Notwithstanding anything to the contrary herein, Seller hereby irrevocably waives and releases, and shall not make any claim for, (a) any right of contribution, subrogation or any similar right against any Buyer Indemnified Party with respect to any obligations of, or claims against, Seller under or with respect to this Agreement or the transactions contemplated hereby, or any indemnification payments that Seller may, at any time, be required to make to any Buyer Indemnified Party pursuant to this Agreement, whether directly or indirectly through its interest in the Indemnity Escrow Fund or (b) any indemnification, contribution, advances or reimbursement against or from any Buyer Indemnified Party by reason of the fact that Seller or any of its equity holders, trustees, beneficiaries, directors, managers, officers, or employees was an equity holder, employee, officer, director, manager or other agent of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, organizational document, contractual obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Party against Seller under or with respect to this Agreement or the transactions contemplated hereby.

9.11 R&W Policy(a) . Seller acknowledges that Buyer is entering into the R&W Policy and that, in connection therewith, a Buyer Indemnified Party may make claims for the same Losses or series of related Losses under both this Article 9 and the R&W Policy, subject to Section 9.5. Each Seller further acknowledges and agrees that the denial of any claim by any Buyer Indemnified Party under the R&W Policy shall not be construed as, or used as evidence that, such Buyer Indemnified Party is not entitled to indemnification under this Article 9. Nothing contained in this Article 9 shall limit the rights of Buyer against the R&W Insurer under the R&W Policy.

9.12 Release of Indemnity Escrow Amount. Within five (5) Business Days after the 12-month anniversary of the Closing (the “Indemnity Termination Date”), the Buyer and the Seller will deliver a joint written instruction to the Escrow Agent to release an amount equal to any amount then remaining in the Indemnity Escrow Fund, minus the full amount of any claims set forth in any Direct Claim Notice delivered by a Buyer Indemnified Party with respect to any claims made in good faith by such delivered by a Buyer Indemnified Party pursuant to Section 9.2(b) prior to the Indemnity Termination Date (each a “Remaining Unresolved Indemnity Claim”), which remaining amount shall be retained by the Escrow Agent until final resolution of such Remaining Unresolved Indemnity Claims. Upon the final resolution of any Remaining Unresolved Indemnity Claim, Buyer and the Seller will deliver a joint written instruction to the Escrow Agent to release to the applicable Buyer Indemnified Party any amount to which the Buyer Indemnified Party is entitled to receive pursuant to Article 10 for such Remaining Unresolved Indemnity Claim. Upon final resolution of all Remaining Unresolved Indemnity Claims, and following all distributions to any Buyer Indemnified Party, Buyer and the Seller will deliver joint written instructions to the Escrow Agent to release any remaining amount of the Indemnity Escrow Fund to the Seller.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by facsimile or electronic mail if such transmission occurs on a Business Day before 5:00 p.m. local time, or the next succeeding Business Day if such transmission occurs after such time, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 10.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain):

If to Seller	edX Inc. 141 Portland St. 9th Floor Cambridge, Massachusetts 02139 E-Mail: agarwal@edx.org Attention: Anant Agarwal

with a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Facsimile: (617) 801-8643 E-Mail: DCappillo@goodwinlaw.com; MReardon@goodwinlaw.com Attention: David V. Cappillo; Matthew E. Reardon

If to Buyer:	2U, Inc. 7900 Harkins Roads Lantham, MD 20706 E-Mail: mnorden@2u.com; plalljie@2u.com Attention: Matthew Norden; Paul Lalljie

with a copy to:	Paul Hastings LLP
71 South Wacker Drive, Suite 4500
Chicago, IL 60606
Facsimile: (312) 499-6100
E-Mail: brandonbortner@paulhastings.com; richardradnay@paulhastings.com
Attention: Brandon Bortner; Richard S. Radnay

10.2 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated, provided that, if the Closing occurs, Seller Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other; provided further that Buyer shall pay all filing fees under the HSR Act incurred by the Parties in connection with or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and all costs, premiums and expenses for the R&W Insurance Policies, regardless of whether the Closing occurs. Seller shall pay for all filing and similar fees associated with the 8A Notice and obtaining the approval of the Massachusetts’ Attorney General’s Office.

10.3 Entire Agreement. All references in this Agreement or the Transaction Documents to this Agreement shall include all Exhibits and Schedules hereto. This Agreement and the Transactions Documents constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

10.4 Third Parties. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under Article 9 with respect to the provisions therein, any Releasee with respect to the provisions of Section 6.3, and any Person entitled to indemnification under Section 5.6 with respect to the provisions therein, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under Article 9 with respect to the provisions therein, any Releasee with respect to the provisions of Section 6.3, and any Person entitled to indemnification under Section 5.6 with respect to the provisions therein) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.5 Assignments. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party (whether structured as an asset purchase or change of control (including a merger, tender offer or otherwise) or by operation of Law or otherwise) (collectively, “Assign” or “Assignment,” and for the purposes of this definition, a change of control shall be deemed to be an Assignment) without the prior written consent of the other Parties; provided, however, that, after the Closing, Buyer may only Assign its rights and obligations under this Agreement to (i) any Affiliate or any direct or indirect purchaser of all or substantially all of the assets of the Company or Buyer (whether structured as an asset purchase or change of control (including a merger, tender offer or otherwise)), in each case, so long as Buyer’s rights and obligations to and under the Contributed Assets, the Platform Software Code License Agreement, and the Trademark License Agreements are also simultaneously assigned to such Affiliate or purchaser and such Affiliate or purchaser agrees to be bound by the terms and conditions of this Agreement, including this Section 10.5, (ii) any insurer(s) or underwriter(s) providing the R&W Policy for the benefit of Buyer, or (iii) any financing sources as security for borrowings (so long as any such Assignment does not relieve Buyer of its obligations hereunder). Notwithstanding the foregoing, Seller may assign this Agreement, or any of its rights or obligations hereunder to a wholly-owned nonprofit subsidiary of Seller or another nonprofit entity that is controlled equally by the statutory members of Seller (so long as any such Assignment does not relieve Seller of its obligations hereunder). Any attempted Assignment in violation of this Section 10.5 shall be void ab initio.

10.6 Amendment; Waiver. This Agreement shall not be amended, modified or waived in any manner except by an agreement in writing duly executed and delivered by each of Buyer and Seller. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party, or to insist upon strict compliance by any other Party with its or his obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

10.7 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

10.8 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. The Seller shall cause the Seller Indemnified Parties, and the Buyer shall cause the Buyer Indemnified Parties, to comply with the foregoing as though such Indemnified Parties were a Party to this Agreement.

10.9 Exclusive Venue; Service of Process; Waiver of Jury Trial.

(a) Each Party agrees that any Proceeding arising out of or relating to this Agreement, any Transaction Document or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such Proceeding, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 10.9(a). A final judgment in any such Proceeding may be enforced in other jurisdictions by Proceeding on the judgment or in any other manner provided by Law.

(b) Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10 Admissibility into Evidence. All offers of compromise or settlement among the Parties or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.

10.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached; (i) accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity; and (ii) each Party further agrees not to assert and waives (A) any defense in any action for specific performance that a remedy at Law would be adequate and (B) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

10.12 Covenants Dispute. Notwithstanding anything to contrary contained herein, prior to making any claim pursuant to Section 10.11, the parties agree to seek to resolve any claims or disputes arising directly or indirectly out of the Mission Covenants (a “Mission Dispute”) or the Privacy Covenants (a “Privacy Dispute” and collectively with Mission Disputes, a “Covenants Dispute”) in accordance with the procedures set forth in this Section 10.12.

(a) Notice. As promptly as reasonably practicable after Seller becomes aware of a breach of any Covenant (other than through the Buyer’s Breach Notice), Seller shall, if it elects to dispute such breach, provide to Buyer a written notice setting forth with particularity a description with respect to such breach to allow Buyer to evaluate such breach. If Seller fails to notify Buyer of a breach within six (6) months after becoming aware of such breach, Seller will be deemed to have fully and irrevocably waived any claim with respect to such breach.

(b) Cure. Buyer shall have forty-five (45) calendar days following the earlier of (i) receipt of notice of a breach of a Covenant from Seller and (ii) the delivery of Buyer’s Breach Notice, or such longer period of time as may be agreed in writing by Buyer and Seller (such time period, the “Cure Period”), to provide written notice to Seller explaining either (x) why Buyer does not believe a breach has occurred or (y) the actions that Buyer has taken to cure such breach and the status of such breach as of the expiration of the Cure Period (including either an affirmation that the breach has been cured or the anticipated timeline to cure such breach thereafter).

(c) Steering Committee. Buyer and Seller shall each appoint two representatives to a steering committee (the “Steering Committee”) to serve as the initial point of dispute resolution with respect to any Covenants Dispute which, in the determination of either Buyer or Seller, in such party’s sole discretion, remains existing after the expiration of the Cure Period. Within fifteen (15) Business Days following the expiration of the Cure Period, such remaining Covenants Dispute shall be first submitted to the Steering Committee (a “Covenant Dispute Notice”). Within ten (10) Business Days of the Covenant Dispute Notice first being submitted to the Steering Committee, the members of the Steering Committee shall meet, confer and discuss in person or by telephone conference, with a goal to resolve such Covenants Dispute within such period (such period, or such longer period of time as may be agreed in writing by Buyer and Seller, the “Steering Committee Resolution Period”).

(d) Leadership Discussion. If, in the determination of either Buyer or Seller, the Steering Committee fails to resolve the Covenants Dispute within the Steering Committee Resolution Period, such Covenants Dispute shall be referred to the chief executive officer of Buyer and the board of directors of Seller. The chief executive officer of Buyer and one or more representatives of the board of directors of Seller (as determined by Seller) shall meet, confer and discuss in person or by telephone conference to attempt to resolve such Covenants Dispute within five (5) Business Days after such Covenants Dispute is first referred to them.

(e) Mandatory Mediation. If following the leadership discussion, the parties, in the determination of either Buyer or Seller, have still not been able to resolve the Covenants Dispute, such Covenants Dispute shall be submitted pursuant to Section 347 of Title 10 of the Delaware Code to mediation by the Court of Chancery of the State of Delaware, or by such other person as may be authorized by the Rules of the Court of Chancery of the State of Delaware (the “Chancery Rules”). The mediation shall be governed by the Chancery Rules then in force and effect. Each party is to pay only its own costs and expenses with respect to such mediation, though any fees for the filing of the mediation petition and for each day of the mediation shall be paid jointly and equally by the parties.

(f) Other Remedies. If the parties fail to resolve any Covenants Dispute following the procedures set in this Section 10.12, either party may pursue any remedy at law, equity, or otherwise provided for in accordance with this Section 10.12 and Section 10.11. For the avoidance of doubt, Seller’s compliance with this Section 10.11 shall be a necessary condition for the issuance of an order or similar relief directing Buyer to comply with a Covenant, unless Seller’s failure to comply with this Section 10.11 was primarily caused by a failure of the Buyer to comply with Section 10.11.

10.13 Other Remedies. Except as otherwise provided herein, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.14 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;

(b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;

(c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(f) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(h) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;

(i) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

(j) (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or”;

(k) (i) references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. dollars;

(l) the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement;

(m) all uses of “written” contained in Articles 3 and 4 shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission;

(n) for purposes of Article 3, information shall be deemed to have been “made available” to Buyer only if such information was posted to the electronic data room maintained by Datasite in a manner accessible and reviewable by Buyer at least two Business Days prior to the date of this Agreement;

(o) any drafts of this Agreement or any Transaction Document circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Transaction Document, and each of the Parties agrees that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose; and

(p) the Parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents; in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Transaction Document and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

10.15 Counterparts; Deliveries. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via e-mail, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

10.16 Copy of Virtual Data Room. On the Closing Date, Seller will deliver to Buyer, and shall retain a copy, on one or more USB electronic storage devices, a complete and accurate (as of the date of delivery) electronic copy of the virtual data room hosted by Datasite with respect to the transactions contemplated by this Agreement.

10.17 Waiver of Conflicts; Privilege.

(a) Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to Seller and the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer hereby consents and agrees to, and agrees to cause its Affiliates (including the Company after the Closing) to consent and agree to, Goodwin representing Seller after the Closing, including with respect to disputes in which the interests of Seller may be directly adverse to Buyer and its Affiliates (including the Company), and even though Goodwin may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Buyer further consents and agrees to, and agrees to cause its Affiliates (including the Company) to consent and agree to, the communication by Goodwin to Seller in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company.

(c) In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause its Affiliates (including the Company after Closing) to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and (ii) Goodwin’s representation of Seller prior to and after the Closing.

(d) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of its Affiliates (including the Company), that all communications in any form or format whatsoever between or among any of Goodwin, the Company, Seller, or any of their respective trustees, statutory members, directors, officers, employees, managers, partners or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by Seller, shall be controlled by Seller and shall not pass to or be claimed by Buyer or any of its Affiliates, including the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by Buyer or any of its Affiliates, including the Company.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Buyer (including the Company after the Closing), on the one hand, and a third party other than Seller, on the other hand, Buyer and its Affiliates (including the Company after the Closing) may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer or any of its Affiliates (including the Company after the Closing) may waive such privilege without the prior written consent of Seller. In the event that Buyer or any of its Affiliates (including the Company after the Closing) is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall use commercially reasonable efforts to promptly notify Seller in writing so that Seller can seek a protective order (at Seller’s sole cost and expense).

(f) To the extent that files or other materials maintained by Goodwin constitute property of the Company, only Seller shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and Buyer or any of its Affiliates (including the Company after the Closing), on the other hand.

(g) Buyer agrees that it will not, and that it will cause its Affiliates (including, the Company after the Closing) not to, (i) seek to access or use the Privileged Deal Communications, including by seeking to have Seller waive the attorney-client or other privilege, or by otherwise asserting that Buyer or its Affiliates (including the Company after the Closing) has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Deal Communications from Goodwin. Each Party further agrees that the Seller and its Affiliates need not take any action to segregate, excise, or otherwise remove or protect any Privileged Deal Communications or Deal Communications in order to maintain privilege and all contractual provisions of this Section 10.17; provided, however, that if, prior to the Closing, the Company, Seller or any of their respective directors, trustees, statutory members, officers, employees or other representatives take any action to protect from access or remove from the Company any Privileged Deal Communications, such action shall not constitute a breach of any provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

2U, INC.

By:	/s/ Christopher Paucek

Name: Christopher “Chip” Paucek
Title:	Co-Founder and Chief Executive Officer

COMPANY:

CIRCUIT SUB LLC

By:	edX Inc., its Managing Member

By:	/s/ Anant Agarwal

Name: Anant Agarwal
Title:	Authorized Person and Chief Executive Officer

SELLER:

EDX INC.

By:	/s/ Anant Agarwal

Name: Anant Agarwal
Title:	Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]

Schedule 1.1(a)

Net Working Capital as of May 31, 2021

Schedule 1.1(b)

Reduced Closing Deferred Revenue as of May 31, 2021

Schedule 6.5(a)

Mission Covenants

Schedule 6.5(b)

Privacy Covenants

Schedule 9.2(b)

Exhibit A

Contribution Agreement

Exhibit B

edX and Open edX Trademark License Agreement

Exhibit C

Microbachelors and Micromasters Trademark License Agreement

Exhibit D

Platform Software Code License Agreement

Exhibit E

R&W Policy

Exhibit F

Escrow Agreement

Exhibit G

Financial Statements

Exhibit H

Allocation

Exhibit I

Transition Services